                                                                  EXHIBIT (d)(4)





                          AGREEMENT AND PLAN OF MERGER

                                   DATED AS OF

                                 January 1, 2001

                                      AMONG

                                   IBP, INC.,

                                TYSON FOODS, INC.

                                       AND

                          LASSO ACQUISITION CORPORATION

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE 1  DEFINITIONS............................................................................2
         Section 1.01.  Definitions...............................................................2

ARTICLE 2  THE OFFER AND THE EXCHANGE OFFER.......................................................4
         Section 2.01  The Offer..................................................................4
         Section 2.02  Company Actions............................................................8
         Section 2.03  Company Board Representation; Section 14(f)...............................10
         Section 2.04.  Adjustment of the Exchange Offer Ratio...................................11

ARTICLE 3  THE MERGER............................................................................11
         Section 3.01.  The Merger...............................................................11
         Section 3.02.  Conversion of Shares.....................................................12
         Section 3.03.  Surrender and Payment....................................................12
         Section 3.04.  Stock Options............................................................14
         Section 3.05.  Withholding Rights.......................................................14
         Section 3.06.  Terminated Tender Offer..................................................15
         Section 3.07.  Adjustment of Exchange Ratio.............................................15

ARTICLE 4  THE SURVIVING CORPORATION.............................................................15
         Section 4.01.  Certificate of Incorporation.............................................15
         Section 4.02.  Bylaws...................................................................15
         Section 4.03.  Directors and Officers...................................................15

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................15
         Section 5.01.  Corporate Existence and Power............................................15
         Section 5.02.  Corporate Authorization..................................................16
         Section 5.03.  Governmental Authorization...............................................16
         Section 5.04.  Non-Contravention........................................................16
         Section 5.05.  Capitalization...........................................................17
         Section 5.06.  Subsidiaries.............................................................17
         Section 5.07.  SEC Filings..............................................................18
         Section 5.08.  Financial Statements.....................................................18
         Section 5.09.  Disclosure Documents.....................................................18
         Section 5.11.  No Undisclosed Material Liabilities......................................21
         Section 5.12.  Litigation...............................................................21
         Section 5.13.  Taxes....................................................................21
         Section 5.14.  ERISA....................................................................22
         Section 5.15.  Labor Matters............................................................24
         Section 5.16.  Compliance with Laws.....................................................25
         Section 5.17.  Licenses and Permits.....................................................25

         Section 5.18.  Intellectual Property....................................................25
         Section 5.19.  Environmental Matters....................................................26
         Section 5.20.  Finders' Fees............................................................27
         Section 5.21.  Inapplicability of Certain Restrictions..................................27
         Section 5.22.  Rights Plan..............................................................27

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF PARENT..............................................28
         Section 6.01.  Corporate Existence And Power............................................28
         Section 6.02.  Corporate Authorization..................................................28
         Section 6.03.  Governmental Authorization...............................................28
         Section 6.04.  Non-Contravention........................................................28
         Section 6.05.  Capitalization...........................................................29
         Section 6.06.  Parent Subsidiaries......................................................29
         Section 6.07.  SEC Filings..............................................................30
         Section 6.09.  Disclosure Documents.....................................................30
         Section 6.10.  Absence of Certain Changes...............................................31
         Section 6.11.  No Undisclosed Material Liabilities......................................32
         Section 6.12.  Adequate Funds...........................................................32
         Section 6.13.  Ownership of Company Common Stock........................................32
         Section 6.14.  Finders' Fees............................................................32
         Section 6.15.  Compliance of Laws.......................................................33

ARTICLE 7  COVENANTS OF THE COMPANY..............................................................33
         Section 7.01.  Conduct of the Company...................................................33
         Section 7.02.  Stockholder Meeting......................................................35
         Section 7.03.  Access to Information....................................................35
         Section 7.04.  Other Offers.............................................................35
         Section 7.05.  Notices Of Certain Events................................................37
         Section 7.06.  Tax Matters..............................................................38
         Section 7.07.  Affiliates...............................................................38
         Section 7.08.  Confidentiality..........................................................38
         Section 7.09.  Other Actions............................................................38

ARTICLE 8  COVENANTS OF PARENT...................................................................39
         Section 8.01.  Parent Stockholder Meeting...............................................39
         Section 8.02.  Confidentiality..........................................................39
         Section 8.03.  Voting Of Shares.........................................................39
         Section 8.04.  Director And Officer Liability...........................................39
         Section 8.05.  Employee Matters.........................................................39
         Section 8.06.  Obligations of Merger Co.................................................39
         Section 8.07.  NYSE Listing.............................................................40
         Section 8.08.  Acquisitions of Shares...................................................40
         Section 8.09.  Notices of Certain Events................................................40
         Section 8.10.  Reorganization Matters...................................................40
         Section 8.11.  Information Relating to Offer............................................40
         Section 8.12.  Conduct of Parent........................................................40

         Section 8.13.  Voting Agreement.........................................................41
         Section 8.14.  Other Actions............................................................41

ARTICLE 9  COVENANTS OF PARENT AND THE COMPANY...................................................41
         Section 9.01.  Company Proxy Statement and Merger Form S-4..............................41
         Section 9.02.  Certain Regulatory Issues................................................42
         Section 9.03.  Certain Filings..........................................................42
         Section 9.04.  Public Announcements.....................................................42
         Section 9.05.  Further Assurances.......................................................43

ARTICLE 10  CONDITIONS TO THE MERGER.............................................................43
         Section 10.01.  Conditions to the Obligations of Each Party.............................43
         Section 10.02.  Conditions to the Obligation of the Company.............................43

ARTICLE 11  TERMINATION..........................................................................43
         Section 11.01.  Termination.............................................................43
         Section 11.02.  Effect of Termination...................................................45
         Section 11.03.  Parent Payment Event....................................................45

ARTICLE 12  MISCELLANEOUS........................................................................45
         Section 12.01.  Notices.................................................................45
         Section 12.02.  Survival of Representations and Warranties..............................47
         Section 12.03.  Amendments; No Waivers; Direction of Merger.............................47
         Section 12.04.  Expenses................................................................47
         Section 12.05.  Successors and Assigns; Benefit.........................................47
         Section 12.06.  Governing Law...........................................................48
         Section 12.07.  Counterparts; Effectiveness.............................................48



Exhibit A         Form of Affiliate's Agreement
Exhibit B         Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of January 1, 2001 (the "Agreement") among IBP, inc., a Delaware corporation (the "Company"), Tyson Foods, Inc., a Delaware corporation ("Parent"), and Lasso Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Co.").

                              W I T N E S S E T H:

         WHEREAS, (i) on December 12, 2000, Parent and Merger Co. commenced a tender offer (such offer, including any amendments and changes thereto (including those contemplated by this Agreement) the "Offer") to acquire 50.1% (the "Maximum Amount") of the issued and outstanding shares of Common Stock, par value $0.05 per share, of the Company ("Company Common Stock") for $26.00 per share (such amount, or any greater amount per share paid pursuant to the Offer, the "Per Share of Company Common Stock Amount") net to the seller in cash and
(ii) on December 12, 2000 Parent and Merger Co. filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Form TO, (together with all amendments and supplements thereto, the "Form TO") promulgated under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act"), which Form TO included an offer to purchase (the "Offer to Purchase");

         WHEREAS, on December 22, 2000, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company;

         WHEREAS, Parent and Merger Co. (i) on December 28, 2000, announced that they were increasing the Per Share of Company Common Stock Amount to $27.00 net to the seller in cash and (ii) on December 29, 2000 filed with the SEC an amendment to the Form TO which incorporated into the Offer, among other things, the Per Share of Company Common Stock Amount of $27.00;

     WHEREAS, Parent and Merger Co. propose to increase the Per Share of Company Common Stock Amount to $30.00 net to the seller in cash on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, it is intended that the Offer, the Exchange Offer (as defined below) and the Merger (as defined below), taken together, shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined below) and that this Agreement shall constitute a plan of reorganization for purposes of the Code;

         WHEREAS, the Boards of Directors of Parent, Merger Co. and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein including (i) the Offer, (ii) an offer to exchange (the "Exchange Offer") for each share of Company Common Stock not tendered in the Offer the number of shares of Class A Common Stock, par value $0.10 per share, of Parent ("Parent Common Stock") equal to the Exchange Offer Ratio (as defined in Section 2.01(c)), and (iii) the Merger (as defined in Section 3.01); and

         WHEREAS, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also to prescribe certain conditions to the consummation of such transactions;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     Section 1.01. Definitions. Each of the following terms is defined in the Section set forth opposite such term:

     TERM                                                       SECTION
     ----                                                       -------
     Acquisition Proposal                                       7.04
     Amended Offer to Purchase                                  2.01(a)
     Average Exchange Offer Price                               2.01(c)
     Average Parent Common Stock Price                          3.02
     Balance Sheet                                              5.08
     Balance Sheet Date                                         5.08
     Board of Directors                                         2.02(a)
     Class B Common Stock                                       6.05
     Code                                                       5.14(a)
     Company                                                    first paragraph
     Company Common Stock                                       recitals
     Company Disclosure Documents                               5.09(a)
     Company Option                                             3.04(a)
     Company Proxy Statement                                    5.09(a)
     Company Securities                                         5.05
     Company Stockholder Meeting                                7.02
     Company 10-K                                               5.07(a)
     Company 10-Qs                                              5.07(a)
     Confidentiality Agreements                                 7.08
     Control Date                                               2.03
     Delaware Law                                               2.02(a)
     Effective Time                                             3.01(b)
     Employee Plans                                             5.14(a)
     Environmental Laws                                         5.19(d)

     TERM                                                   SECTION
     ----                                                   -------
     Environmental Permits                                  5.19(d)
     ERISA                                                  5.14(a)
     ERISA Affiliate                                        5.14(a)
     Exchange Act                                           recitals
     Exchange Agent                                         3.03(a)
     Exchange Form S-4                                      2.01(b)
     Exchange Form TO                                       2.01(b)
     Exchange Offer                                         recitals
     Exchange Offer Documents                               2.01(b)
     Exchange Offer Ratio                                   2.01(c)
     Exchange Ratio                                         3.02(c)
     Exchange Schedule 14D-9                                2.02(c)
     Failed Tender Offer                                    3.06
     Final Expiration Date                                  2.01(d)
     Form TO                                                recitals
     Form TO/A                                              2.01(a)
     Hazardous Substances                                   5.19
     HSR Act                                                5.03
     Independent Directors                                  2.03(c)
     Intellectual Property Right                            5.18
     International Plan                                     5.14(i)
     Lien                                                   5.04
     Material Adverse Effect                                5.01
     Maximum Amount                                         recitals
     Merger                                                 3.01(a)
     Merger Co.                                             first paragraph
     Merger Consideration                                   3.02(c)
     Merger Form S-4                                        9.01
     Minimum Condition                                      2.01(a)
     Multiemployer Plan                                     5.14(b)
     NYSE                                                   3.02
     Offer                                                  recitals
     Offer Documents                                        2.01(a)
     Offer to Exchange                                      2.01(b)
     Offer to Purchase                                      recitals
     Parent                                                 first paragraph
     Parent Balance Sheet                                   6.08
     Parent Balance Sheet Date                              6.08
     Parent Common Stock                                    recitals
     Parent Disclosure Documents                            6.09(a)
     Parent Material Adverse Effect                         6.01
     Parent Option                                          3.04(a)
     Parent Payment Event                                   11.03(b)
     Parent Securities                                      6.05

     TERM                                                   SECTION
     ----                                                   -------
     Parent Stockholder Meeting                             8.01
     Parent Subsidiary                                      6.06(a)
     Parent Subsidiary Securities                           6.06(b)
     Parent 10-K                                            6.07
     Payment Date                                           2.01(a)
     Payment Event                                          7.04(b)
     Permits                                                5.17
     Per Share of Company Common Stock Amount               Recitals
     Person                                                 3.03(c) and 7.04(a)
     Pre-Closing Tax Period                                 5.13(a)
     Preferred Stock                                        5.05
     Preliminary Prospectus                                 2.01(b)
     Rawhide Merger Agreement                               2.02(a)
     Reimbursement Payment                                  7.04(b)
     Representatives                                        7.03
     Returns                                                5.13(a)
     Schedule 14D-9                                         recitals
     Schedule 14D-9/A                                       2.02(b)
     SEC                                                    recitals
     Securities Act                                         5.07(c)
     Special Committee                                      2.02(a)
     Straddle Period                                        5.13(a)
     Stockholders                                           recitals
     Subsidiary                                             5.06(a)
     Subsidiary Securities                                  5.06(b)
     Superior Proposal                                      7.04
     Surviving Corporation                                  3.01(a)
     Tax                                                    5.13(b)
     Tax Asset                                              5.13(a)
     368(a) Reorganization                                  7.06(c)
     Title IV Plan                                          5.14(b)


                                    ARTICLE 2

                        THE OFFER AND THE EXCHANGE OFFER

         Section 2.01 The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and none of the events set forth in Annex I hereto shall have occurred and be continuing, as promptly as practicable, but in no event later than three business days, after the date hereof, Parent shall cause Merger Co. to, and Merger Co. shall, file with the SEC, to the extent required by the Exchange Act, an amended Form TO (the "Form TO/A"), an amended Offer to Purchase (the "Amended Offer to Purchase") and, if necessary, the related letter of transmittal and any related summary advertisement (the Form TO/A, the Amended Offer to Purchase and such other documents, together with all amendments and supplements thereto, the

"Offer Documents") to reflect, among other things, an increase in the per share price to be paid in the Offer to $30.00 and, if necessary, an extension of the currently scheduled expiration date to allow the Offer to remain open for ten business days from the date of such increase. The obligation of Merger Co. to consummate the Offer and to accept for payment and to pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to (i) the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer and not withdrawn, a number of shares that, together with the shares of Company Common Stock then owned by Parent and/or Merger Co., represents 50.1% of the shares of Company Common Stock outstanding (the "Minimum Condition") and (ii) the other conditions set forth in Annex I hereto. Merger Co. expressly reserves the right to waive any such condition (other than the Minimum Condition, which shall not be waived without the prior written consent of the Company) or the condition relating to the expiration of the HSR Act and to increase the Per Share of Company Common Stock Amount. Notwithstanding the foregoing, no change may be made which (i) decreases the Per Share of Company Common Stock Amount, (ii) changes the form of consideration to be paid in the Offer, (iii) increases the Maximum Amount or the Minimum Condition, (iv) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (v) imposes conditions to the Offer in addition to those set forth in Annex I hereto, (vi) except as specifically provided for in this Section 2.01(a), extends the expiration date of the Offer or (vii) otherwise alters or amends any term of the Offer in any manner adverse to the holders of shares of Company Common Stock; provided, however, that the Offer may be extended for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Parent and Merger Co. shall comply with the obligations respecting prompt payment and announcement under the Exchange Act, and, without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, including but not limited to the conditions of the Offer, Merger Co. shall and Parent shall cause Merger Co. to, accept for payment and pay for shares of Company Common Stock tendered pursuant to the Offer as soon as practicable after expiration thereof. Unless this Agreement has been terminated pursuant to Section 11.01 and subject to Section 2.01(d), Merger Co. shall extend the Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Offer have not been satisfied or waived as permitted pursuant to this Agreement, each such extension not to exceed (unless otherwise consented to in writing by the Company) the lesser of 10 additional business days or such fewer number of days that Merger Co. reasonably believes are necessary to cause the conditions to the Offer to be satisfied. Except as provided in Section 2.01(d) or 2.01(f), Merger Co. shall not terminate the Offer without purchasing shares of Company Common Stock pursuant to the Offer. If at the expiration of the Offer a number of shares of Company Common Stock has been validly tendered and not withdrawn that, together with the shares of Company Common Stock then owned by Parent and/or Merger Co., exceeds the Maximum Amount, the number of shares of Company Common Stock to be purchased by Merger Co. pursuant to the Offer shall be prorated in accordance with Rule 14d-8 promulgated under the Exchange Act, so that the number of shares of Company Common Stock purchased by Merger Co. pursuant to the Offer, together with the shares of Company Common Stock then owned by Parent and Merger Co., will represent 50.1% of the shares of Company Common Stock outstanding.

         (b) Provided that this Agreement shall not have been terminated in accordance with Section 11.01 and none of the events set forth in Annex II hereto shall have occurred and be continuing, as promptly as practicable after the date hereof, Parent shall cause Merger Co. to, and Merger Co. shall (i) commence the Exchange Offer pursuant to which Merger Co. shall offer to issue a number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Offer Ratio (as defined below) for each then issued and outstanding share of Company Common Stock (other than shares of Company Common Stock then owned by Parent or Merger Co.), (ii) file with the SEC, to the extent required by the Exchange Act, a Form TO (the "Exchange Form TO"), an Offer to Exchange (the "Offer to Exchange") and the related letter of transmittal and any related summary advertisement (the Exchange Form TO, the Offer to Exchange and such other documents, together with all amendments and supplements thereto, the "Exchange Offer Documents") and
(iii) file with the SEC a Registration Statement on Form S-4 (the "Exchange Form S-4") to register under the Securities Act the securities to be issued in the Exchange Offer. The obligation of Merger Co. to consummate the Exchange Offer and to issue shares of Parent Common Stock in exchange for shares of Company Common Stock tendered pursuant to the Exchange Offer shall be subject only to the conditions set forth in Annex II hereto. Merger Co. expressly reserves the right to waive any such condition (other than the condition that at least five business days have elapsed since the acceptance for payment and payment for a number of shares of Company Common Stock pursuant to the Offer representing, together with shares of Company Common Stock previously owned by Parent, at least 50.1% of the issued and outstanding shares of Company Common Stock and the subsequent delivery of shares of Company Common Stock not purchased in the Offer to the Depositary under the Exchange Offer, which condition shall not be waived without the prior written consent of the Company) and to increase the Exchange Offer Ratio. Notwithstanding the foregoing, no change may be made which (i) decreases, or would have the effect of decreasing, the Exchange Offer Ratio,
(ii) changes the form of consideration to be paid in the Exchange Offer, (iii) reduces the number of shares of Company Common Stock sought to be purchased in the Exchange Offer, (iv) imposes conditions to the Exchange Offer in addition to those set forth in Annex II hereto, (v) extends the expiration date of the Exchange Offer or (vi) otherwise alters or amends any term of the Exchange Offer in any manner adverse to the holders of shares of Company Common Stock; provided, however, that the Exchange Offer may be extended (x) for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Exchange Offer or (y) if the number of shares of Company Common Stock validly tendered in accordance with the Exchange Offer, together with shares of Company Common Stock owned by Parent as of such date, is less than 90% of the outstanding shares of Company Common Stock, as of the scheduled or extended expiration date. Parent and Merger Co. shall comply with the obligations respecting prompt delivery of shares of Parent Common Stock and announcement under the Exchange Act, and, without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, including but not limited to the conditions of the Exchange Offer, Merger Co. shall and Parent shall cause Merger Co. to, accept for exchange and issue shares of Parent Common Stock in exchange for shares of Company Common Stock tendered pursuant to the Exchange Offer as soon as practicable after expiration thereof. Unless this Agreement has been terminated pursuant to Section 11.01 and subject to Section 2.01(d), Merger Co. shall extend the Exchange Offer from time to time in the event that, at a then-scheduled expiration date, all of the conditions to the Exchange Offer have not been satisfied or waived as permitted pursuant to this Agreement, each such extension not to exceed (unless otherwise consented to in writing by the Company) the lesser of 10 additional business days or such fewer number of days that Merger Co. reasonably believes are necessary to cause the conditions to the Offer to be satisfied. Except as provided in Section 2.01(d) or 2.01(f), Merger Co. shall not terminate the Exchange Offer without accepting shares of Company Common Stock and issuing shares of Parent Common Stock pursuant to the Exchange Offer. Notwithstanding anything to the contrary set forth herein, no certificates representing fractional shares of Parent Common Stock shall be issued in connection with the Exchange Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Exchange Offer will be paid an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by (B) the Average Exchange Offer Price (as defined below).

     (c) For purposes of this Section 2.01, "Exchange Offer Ratio" means the number of shares of Parent Common Stock determined as set forth below:

     (i) If the Average Exchange Offer Price is equal to or greater than $15.40, the Exchange Ratio shall be 1.948 shares of Parent Common Stock;

     (ii) If the Average Exchange Offer Price is less than $15.40 and greater than $12.60, the Exchange Ratio shall be determined by dividing $30.00 by the Average Price; and

    (iii) If the Average Exchange Offer Price is equal to or less than $12.60, the Exchange Ratio shall be 2.381 shares of Parent Common Stock.

For purposes of this Section 2.01, "Average Exchange Offer Price" means the average of the closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, network A for the fifteen consecutive trading days ending on the second trading day immediately preceding the expiration date of the Exchange Offer.

     (d) If, on February 28, 2001 (the "Final Expiration Date"), Merger Co. has not consummated the Offer in accordance with its terms, Merger Co. shall thereupon terminate the Offer and the Exchange Offer without the acceptance of any shares of Company Common Stock previously tendered. If, at the Final Expiration Date, the Minimum Condition has not been satisfied, Merger Co. shall, unless Parent and the Company otherwise agree, terminate the Offer and the Exchange Offer, and the parties shall, subject to the terms and conditions hereof, seek to consummate the Merger.

     (e) As soon as practicable following the filing of the Form TO/A with the SEC, Merger Co. shall take such steps as are reasonably necessary to cause the Amended Offer to Purchase to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. Parent, Merger Co. and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Merger Co. shall take all reasonable steps necessary to cause the Form TO/A as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC, and Parent and Merger Co. will provide the Company and its counsel in writing with any comments that Parent or Merger Co. receives from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments.

     (f) In the event that this Agreement has been terminated pursuant to
Section 11.01, Merger Co. shall, and Parent shall cause Merger Co. to, promptly terminate the Offer and the Exchange Offer without accepting any shares of Company Common Stock for payment or exchange.

     (g) Parent shall provide or cause to be provided to Merger Co. on a timely basis the funds and shares of Parent Common Stock necessary to accept for payment, and pay for, any shares of Company Common Stock that Merger Co. becomes obligated to accept for payment, and pay for, pursuant to the Offer and the Exchange Offer.

     (h) Parent and Merger Co. shall promptly prepare and file with the SEC the Exchange Form S-4 to register the offer and sale of shares of Parent Company Stock in the Exchange Offer. The Exchange Form S-4 will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the "Preliminary Prospectus"). As soon as practicable on the date of commencement of the Exchange Offer, Parent and Merger Co. shall (i) file with the SEC the Exchange Form TO with respect to the Exchange Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and (ii) cause the Exchange Offer Documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Co. agree that they shall cause the Exchange Form S-4, the Exchange Form TO, the Offer to Exchange and all amendments or supplements thereto to comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other applicable laws. Each of Parent, Merger Co. and the Company agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Co. further agree to take all steps necessary to cause the Exchange Offer Documents as so corrected to be filed with the SEC and the other Exchange Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, Parent and Merger Co. shall cooperate with each other in the preparation of the Exchange Form S-4, the Exchange Form TO and any amendment or supplement thereto, and Parent shall notify the Company of the receipt of any comments of the SEC with respect to the Exchange Form S-4 and the Exchange Form TO and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide promptly copies of all correspondence between Parent or any of its Representatives and the SEC with respect to the Exchange Form S-4 and the Exchange Form TO. Parent shall give the Company and its counsel the opportunity to review the Exchange Form S-4 and the Exchange Form TO and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of Parent and Merger Co. agrees to use its best efforts, after consultation with the Company, to respond promptly to all such comments of and requests by the SEC. Each of Parent and Merger Co. shall use its reasonable best efforts to cause the Exchange Form S-4 to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in the Exchange Offer. Parent will advise Company, promptly after it receives notice thereof, of (i) the time when the Exchange Form S-4 becomes effective, (ii) the issuance of any stop order with respect to the Exchange Form S-4, (iii) the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, or (iv) any request by the SEC for an amendment of the Exchange Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

         Section 2.02 Company Actions. (a) The Company hereby approves and consents to the Offer and the Exchange Offer and represents that (i) the Board of Directors of the Company and acting on the unanimous recommendation of a special committee of the Board of Directors of the Company comprised of all members of the Board of Directors other than Messrs. Bond, Chalsty, Leman and Peterson (the "Special Committee"), at a meeting duly called and held, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Exchange Offer and the Merger, taken together, are fair to and in the best interests of the holders of shares of Company Common Stock, (B) approved this Agreement and the transactions contemplated hereby, including the Offer, the Exchange Offer and the Merger, which approval satisfies in full the requirements of Section 203 of the General Corporation Law of the State of Delaware (the "Delaware Law") with respect to the transactions contemplated hereby, (C) resolved to recommend that the stockholders of the Company accept the Offer and the Exchange Offer, tender their shares of Company Common Stock thereunder to Merger Co. and, if required by applicable law in order to consummate the Merger, approve and adopt this Agreement and the transactions contemplated hereby, provided that, subject to Section 7.04, such recommendation may be withdrawn, modified or amended if such recommendation would be reasonably likely to be inconsistent with its fiduciary duties under the applicable law as determined by the Board of Directors of the Company in good faith after consultation with its legal advisors and (ii) the Company has provided the applicable notice of termination to Rawhide Holdings Corporation required by Section 10.01(e) of the Agreement and Plan of Merger, dated as of October 1, 2000 among the Company, Rawhide Holdings Corporation and Rawhide Acquisition Corporation ("Rawhide Merger Agreement"). The Company hereby consents to the inclusion in the Offer Documents and the Exchange Offer Documents of the recommendation of the Board described in the immediately preceding sentence. The Company has been advised by each of its directors and executive officers that they intend either to tender all shares of Company Common Stock beneficially owned by them to Merger Co. pursuant to the Offer and the Exchange Offer or to vote such shares of Company Common Stock in favor of the approval and adoption of the transactions contemplated hereby. The Company further represents that J.P. Morgan Securities Inc. has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer, the Exchange Offer and the Merger is fair to the holders of shares of Company Common Stock, from a financial point of view.

         (b) On the date the Offer Documents are filed with the SEC in accordance with Section 2.01(a), the Company shall file with the SEC an amended
Schedule 14D-9 (the "Schedule 14D-9/A") containing the recommendation of the Board of Directors of the Company described in Section 2.02(a)(i), and shall take such steps as are reasonably necessary to cause the Schedule 14D-9/A to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Merger Co. shall correct promptly any information provided by any of them for use in the Schedule 14D-9/A which shall have become false or misleading, and the Company shall take all reasonable steps necessary to cause the Schedule 14D-9/A as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9/A prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9/A promptly after receipt of any such comments.

         (c) On the date the Exchange Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Exchange Schedule 14D-9") containing the recommendation of the Board of Directors of the Company described in Section 2.02(a)(i), and shall take such steps as are necessary to cause the Exchange
Schedule 14D-9 to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Merger Co. shall correct promptly any information provided by any of them for use in the Exchange Schedule 14D-9 which shall have become false or misleading, and the Company shall take all reasonable steps necessary to cause the Exchange Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Exchange
Schedule 14D-9 prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Exchange Schedule 14D-9 promptly after receipt of any such comments.

         (d) In connection with the Offer and the Exchange Offer, the Company shall use its reasonable best efforts to cause its transfer agent to furnish Merger Co. promptly with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Merger Co. with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as Parent, Merger Co. or their Representatives may reasonably request in communicating the Offer and the Exchange Offer to record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the

Offer Documents, the Exchange Offer Documents and any other documents necessary to consummate the Offer, the Exchange Offer or the Merger, Parent and Merger Co. shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer, the Exchange Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 11.01, shall deliver to the Company all copies of, and any extracts or summaries from, such information then in their possession or control.

         (e) In connection with the Offer and the Exchange Offer, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, cooperate with Parent and Merger Co. in connection with the Offer and the Exchange Offer, including, without limitation, furnishing Parent with such information (which will be treated and held in confidence by Parent), documentation and assistance as Parent or its Representatives may reasonably request in connection with the Offer and the Exchange Offer.

         Section 2.03 Company Board Representation; Section 14(f). (a) Subject to compliance with Delaware Law, the Company's Certificate of Incorporation and other applicable law, promptly upon the payment by Merger Co. for shares of Company Common Stock purchased pursuant to the Offer representing, together with shares of Company Stock previously owned by Parent, at least 50.1% of the shares of Company Common Stock outstanding, and from time to time thereafter, the Company shall, upon request of Parent, promptly use its reasonable best efforts to take all actions necessary to cause a majority of the directors of the Company to consist of Parent's designees, including by accepting the resignations of those incumbent directors designated by the Company or increasing the size of the Board of Directors and causing Parent's designees to be elected. The date on which Parent's designees constitute at least a majority of the Company's Board of Directors is herein referred to as the "Control Date."

         (b) The Company's obligations to appoint Parent's designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section, and shall include in the
Schedule 14D-9/A such information with respect to the Company and its officers and directors as is required under such Section and Rule to fulfill such obligations. Parent or Merger Co. shall supply to the Company and be solely responsible for any information with respect to either of them and their designees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

         (c) Prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any consent given by the Company hereunder, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Co., waiver of any of the Company's rights hereunder or any other action by the Company in connection with or relating to the transactions contemplated hereby shall require the concurrence of a majority of the directors of the Company then in office who (i) neither were designated by Parent nor are employees of the Company or any of its Subsidiaries or, if there be just one such director, the concurrence of such director or (ii) were members of the Special Committee (the "Independent Directors"). If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.

     Section 2.04. Adjustment of the Exchange Offer Ratio. In the event Parent changes or establishes a record date for changing the number of shares of Parent Common Stock issued and outstanding during or after the determination of the Exchange Offer Ratio pursuant to Section 2.01(c) and prior to the expiration date of the Exchange Offer, as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding shares of Parent Common Stock and the record date therefor shall be prior to the expiration date of the Exchange Offer, the Exchange Offer Ratio, and any other calculations based on or relating to shares of Parent Common Stock shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

                                    ARTICLE 3

                                   THE MERGER

     Section 3.01. The Merger. (a) At the Effective Time (as defined below), the Company shall be merged with (the "Merger") and into Merger Co. in accordance with Section 251 or Section 253 of Delaware Law, as applicable, whereupon the separate existence of the Company shall cease, and Merger Co. shall be the surviving corporation and wholly-owned subsidiary of Parent (the "Surviving Corporation").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Co. will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later date or time as is specified in the certificate of merger (the "Effective Time").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Co., all as provided under Delaware Law.

         Section 3.02.  Conversion of Shares.  At the Effective Time:
                        --------------------

         (a) each share of Company Common Stock held by the Company or any Subsidiary as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

         (b) each share of common stock, par value $0.05 per share, of Merger Co. outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.05 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted; and

         (c) each share of Company Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 3.02(a), be converted into the right to receive from Parent a number of shares (the "Merger Consideration") of Parent Common Stock determined as set forth below (the "Exchange Ratio"):

                  (i) If the Average Parent Common Stock Price is equal to or greater than $15.40, the Exchange Ratio shall be
                           1.948 shares of Parent Common Stock;

                  (ii) If the Average Parent Common Stock Price is less than $15.40 and greater than $12.60, the Exchange Ratio shall be determined by dividing $30.00 by the Average Parent Common Stock Price; and

                  (iii) If the Average Parent Common Stock Price is equal to or less than $12.60 the Exchange Ratio shall be 2.381 shares of Parent Common Stock.

For purposes of this Section 3.02, "Average Parent Common Stock Price" means the average of the closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, Network A for the fifteen consecutive trading days ending on the fifth trading day immediately preceding the Effective Time.

         Section 3.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. Promptly after the Effective Time, the Surviving Corporation will send, or will cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing shares of Company Common Stock to the Exchange Agent).

         (b) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such shares of Company Common Stock, together with a duly executed and properly completed letter of transmittal covering such shares of Company Common Stock, will be entitled to receive the Merger Consideration in exchange for such shares of Company Common Stock. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration.

         (c) If any portion of the Merger Consideration is to be delivered to a Person other than the registered holder of the shares of Company Common Stock represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such delivery that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery shall pay to the Exchange Agent any transfer or other taxes required as a result of such delivery to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

         (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to the Surviving Corporation for delivery of the Merger Consideration in respect of his shares of Company Common Stock. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable abandoned property laws.

         (f) If any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent (or the Surviving Corporation) shall exchange the shares of Company Common Stock represented by such lost, stolen or destroyed certificate for the Merger Consideration.

         Section 3.04. Stock Options. (a) At or immediately prior to the Effective Time, each employee stock option or director stock option to purchase Shares outstanding under any Company stock option plans, whether or not vested or exercisable (each, a "Company Option") shall, by virtue of the Merger and without any further action on the part of any holder thereof, be assumed by Parent and deemed to constitute an option (each, a "Parent Option") to acquire, on the same terms and conditions as were applicable under such Company Option (subject to Section 3.04(b)), the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to Section 3.02(c) of this Agreement had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (y) the number of whole shares of Parent Common Stock purchasable pursuant to the Parent Option in accordance with the foregoing. The other terms of each such Company Option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

         (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) obtain any consents from holders of Company Options and (ii) make any amendments to the terms of such Company Options or Company stock option plans that, in the case of either clauses (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by Section 3.04(a); provided, however, that lack of consent of any holder of a Company Option shall in no way affect the obligations of the parties to consummate the Merger.

         (c) At or prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Parent Options. At or prior to the Effective Time, Parent shall file a registration statement on Form S-8, with respect to the shares of Parent Common Stock subject to such Parent Options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remaining outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Parent shall administer the Company stock option plans in a manner consistent with the exemptions provided by Rule 16(b)(3) promulgated under the Exchange Act.

         Section 3.05. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise deliverable to any Person pursuant to this Article 3 such amount as it is required to deduct and withhold with respect to the making of such delivery under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent made such deduction and withholding.

         Section 3.06. Terminated Tender Offer. In the event the Offer is terminated pursuant to Section 2.01(d) ("Terminated Tender Offer") the parties hereto shall complete the Merger consistent with the terms of this Agreement as amended by the terms and provisions contained in Annex III, and this Agreement shall be amended to incorporate the terms contained therein.

         Section 3.07. Adjustment of Exchange Ratio. In the event Parent changes or establishes a record date for changing the number of shares of Parent Common Stock issued and outstanding during or after the determination of the Exchange Ratio pursuant to Section 3.02(c) and prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio, and any other calculation based on or relating to shares of Parent Common Stock shall be appropriately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.

                                    ARTICLE 4

                            THE SURVIVING CORPORATION

     Section 4.01. Certificate of Incorporation. The certificate of incorporation of Merger Co. in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     Section 4.02. Bylaws. The bylaws of Merger Co. in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     Section 4.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of Merger Co. at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent as of the date hereof and as of the Effective Time that:

         Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of the

Company and the Subsidiaries taken as a whole ("Material Adverse
Effect"). The Company has heretofore delivered or made available to Parent true and complete copies of the Company's certificate of incorporation and bylaws as currently in effect.

         Section 5.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the approval by the Company's stockholders by a majority vote in connection with the consummation of the Merger (which vote will not be required if Merger Co. owns at least 90% of the issued and outstanding shares of Company Common Stock), have been duly authorized by all necessary corporate and stockholder action under the Company's constituent documents and Delaware Law. This Agreement constitutes a valid and binding agreement of the Company.

         Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; and (d) compliance with any applicable requirements of the Exchange Act.

         Section 5.04. Non-Contravention. Except as set forth in Schedule 5.04, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in
Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to the Company or any Subsidiary or any of their properties or assets, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any Subsidiary or to a loss of any benefit to which the Company or any Subsidiary is entitled under any provision of any material agreement, contract or other instrument binding upon the Company or any Subsidiary or any license, franchise, permit or other similar authorization held by the Company or any Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, except, in the case of clauses (b), (c) and (d) of this Section 5.04, for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. The Rawhide Merger Agreement has been terminated in accordance with its terms (subject to payment of the amount described in the following clause), and the Company is obligated to pay, on Tuesday, January 2, 2001, $66,500,000 to Rawhide Holdings Corporation which represents all amounts required to be paid by the Company under the Rawhide Merger Agreement and the Company has no other financial liabilities thereunder. Immediately prior to the execution hereof,

Rawhide Holdings Corporation has agreed to waive the three day period to submit a new offer provided for in Section 10.01(e) of the Rawhide Merger Agreement.

         Section 5.05. Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). As of the close of business on December 28, 2000, there were issued and outstanding 105,644,598 shares of Common Stock and no shares of Preferred Stock. As of the close of business on December 28, 2000, there were outstanding stock options to purchase an aggregate of 4,891,500 shares of Company Common Stock (of which options to purchase an aggregate of 2,697,500 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 5.05 and this Section and except for changes since December 28, 2000 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) of this Section 5.05 being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

         Section 5.06. Subsidiaries. (a) Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company and/or one or more Subsidiaries. All Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 5.06.

         (b) Except as set forth in Schedule 5.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary, and (ii) options or other rights to acquire from the Company or any Subsidiary, and no other obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses (i) and (ii) of this Section 5.06(b) being referred to collectively as the "Subsidiary Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

         Section 5.07. SEC Filings. (a) The Company has delivered or made available to Parent (i) the Company's annual report on Form 10-K for the year ended December 25, 1999 (the "Company 10-K"), (ii) its quarterly report on Form 10-Q for its fiscal quarter ended September 23, 2000, its quarterly report on Form 10-Q for its fiscal quarter ended June 24, 2000 (as amended) and its quarterly report on Form 10-Q for its fiscal quarter ended March 25, 2000 (together, the "Company 10-Qs"), (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1998, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 1998.

         (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 5.08. Financial Statements. The audited consolidated financial statements of the Company included in the Company 10-K and the unaudited consolidated financial statements of the Company included in the Company 10-Qs each fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Balance Sheet" means the consolidated balance sheet of the Company as of December 25, 1999 set forth in the Company 10-K and "Balance Sheet Date" means December 25, 1999.

         Section 5.09. Disclosure Documents. (a) Each document required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, (i) the Exchange Schedule 14D-9 (including information required by Rule 14f-1 under the Exchange Act), the Schedule 14D-9/A (including information required by Rule 14f-1 under the Exchange Act) and (iii) the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Offer or the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information furnished to the Company by Parent in writing specifically for inclusion in the Company Disclosure Documents.

         (b) At the time the Schedule 14D-9/A, the Exchange Schedule 14D-9 and the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and, with respect to the Company Proxy Statement only, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Schedule 14D-9/A, the Exchange Schedule 14D-9 and the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Company Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

         (c) Neither the information with respect to the Company or any Subsidiary that the Company furnishes in writing to Parent specifically for use in the Parent Disclosure Documents (as defined in Section 6.09(a)) nor the information incorporated by reference from documents filed by the Company with the SEC will, at the time of the provision thereof to Parent or at the time of the filing thereof by the Company with the SEC, as the case may be, at the time of the meeting of the Company's stockholders, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.10. Absence of Certain Changes. Except as set forth in
Schedule 5.10 hereto, the Company 10-K or the Company 10-Qs, since the Balance Sheet Date, the Company and the Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                  (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

                  (b) other than regular quarterly dividends in an amount not in excess of $.025 per share per quarter, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary;

                  (c) any amendment of any material term of any outstanding security of the Company or any Subsidiary that could reasonably be expected to be materially adverse to the Company;

                  (d) any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

                  (e) any creation or assumption by the Company or any Subsidiary of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (f) any making of any material loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practices;

                  (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                  (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any Subsidiary relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, in either case, that has had or would reasonably be expected to have a Material Adverse Affect, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

                  (i) any change in any method of accounting or accounting practice by the Company or any Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                  (j) any (i) grant of any severance or termination pay to any director or executive officer of the Company or any Subsidiary, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or executive officer of the Company or any Subsidiary, (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in each case in the ordinary course of business consistent with past practice;

                  (k) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which have had or could reasonably be expected to have a Material Adverse Effect; or

                  (l) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect.

         Section 5.11. No Undisclosed Material Liabilities. Except as set forth in Schedule 5.11, the Company 10-K or the Company 10-Qs, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

                  (a)  liabilities disclosed or provided for in the Balance
         Sheet;

                  (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or as otherwise specifically contemplated by this Agreement;

                  (c)  liabilities under this Agreement; and

                  (d) other liabilities which individually or in the aggregate do not and could not reasonably be expected to have a Material Adverse Effect.

         Section 5.12. Litigation. Except as set forth in Schedule 5.12, the Company 10-K or the Company 10-Qs, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company threatened against or affecting, the Company or any Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect, or which as of the date hereof in any manner challenges or seeks to prevent enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

         Section 5.13. Taxes. (a) Except as set forth in Schedule 5.13 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                  (i) all Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any taxing authority with respect to any Tax period (or portion thereof) ending on or before the Effective Time (a "Pre-Closing Tax Period") by or on behalf of the Company or any Subsidiary of the Company (collectively, the "Returns"), were filed when due (including any applicable extension periods) in accordance with all applicable laws; as of the time of filing, the Returns were true and complete in all material respects;

                  (ii) the Company and its Subsidiaries have timely paid, or withheld and remitted to the appropriate Taxing authority, all Taxes shown as due and payable on the Returns that have or should have been filed;

                  (iii) the charges, accruals and reserves for Taxes with respect to the Company and any Subsidiary for any Pre-Closing Tax Period or Straddle Period (including any Pre-Closing Tax Period or Straddle Period for which no Return has yet been filed) reflected on the Balance Sheet (in addition to any provision for deferred income Taxes) are adequate to cover such Taxes as of the Balance Sheet Date. "Straddle Period" is any tax period beginning before the Effective Time but ending after the Effective Time.

                  (iv) there is no claim (including under any indemnification or Tax-sharing agreement), audit, action, suit, proceeding, or investigation now pending or threatened in writing against or in respect of any Tax or "Tax asset" of the Company or any Subsidiary. For purposes of this Section 5.13 and
                           Section 6.13, the term "Tax Asset" shall include any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could be carried forward or back to reduce Taxes;

                  (v) there are no Liens for Taxes upon the assets of the Company or its Subsidiaries except for Liens for current Taxes not yet due; and

                  (vi) neither the Company nor any Subsidiary is currently under any obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax", regardless of whether such Tax is imposed on the Company or any Subsidiary.

         (b) For purposes of this Section 5.13, "tax" or "Tax" means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign), (ii) in the case of the Company or any Subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group (other than such a group of which the Company or any of its Subsidiaries is the common parent), or a party to any agreement or arrangement, as a result of which liability of the Company or any Subsidiary to a taxing authority is determined or taken into account with reference to the liability of any other Person, and
(iii) liability of the Company or any Subsidiary for the payment of any amount as a result of being party to any tax sharing agreement or with respect to the payment of any amount of the type described in (i) or (ii) as a result of any existing express obligation (including, but not limited to, an indemnification obligation).

         Section 5.14. ERISA. (a) Schedule 5.14 contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary and covers any employee or former employee of the Company or any Subsidiary, or with respect to which the Company or any Subsidiary has any liability with respect to any employee or former employee of the Company or any Subsidiary (other than any such plan, contract, policy or arrangement that is an International Plan, as defined below). Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the "Employee Plans". For purposes of this Section 5.14, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code").

         (b) Schedule 5.14 separately identifies each material Employee Plan that is subject to Title IV of ERISA (other than a Multiemployer Plan, as defined below) (a "Title IV Plan"). Schedule 5.14 separately identifies each Employee Plan which is a multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Except as would not reasonably be expected to have a Material Adverse Affect, if a "complete withdrawal" by Seller and all of its ERISA Affiliates were to occur as of the Effective Time with respect to all Multiemployer Plans, to the knowledge of the Company, none of the Company, any Subsidiary or any of their ERISA Affiliates would incur any withdrawal liability under Title IV of ERISA. Neither the Company nor any ERISA Affiliate of the Company has incurred any liability under Title IV of ERISA (other than for PBGC Premium not yet due).

         (c) A current favorable Internal Revenue Service determination letter is in effect with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code (or the relevant remedial amendment period has not expired with respect to such Employee Plan), and the Company knows of no circumstance giving rise to a material likelihood that such letter could be revoked by the Internal Revenue Service. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No events have occurred with respect to any Employee Plan that would reasonably be expected to result in payment or assessment of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000
of the Code, other than any excise taxes which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (d) Except as set forth in Schedule 5.14, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any termination of employment) entitle any employee or independent contractor of the Company or any Subsidiary to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of material compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.

         (e) Neither the Company nor any Subsidiary has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except for coverage under Section 4980B of the Code or coverage the full cost of which is paid for by the retired, former or current employee.

         (f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 25, 1999, except for any such increase which would not reasonably be expected to have a Material Adverse Effect.

         (g) Except as previously disclosed to Parent, neither the Company nor any Subsidiary is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or labor organization.

         (h) Except for any failures which would not be reasonably expected to have a Material Adverse Effect, all contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Balance Sheet.

         (i) Schedule 5.14(i) identifies each International Plan (as defined below) covering 100 employees or more. The Company has furnished to Parent copies of each International Plan. Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities, other than any non-compliance which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Subsidiary relating to, or change in employee participation or coverage under, any International Plan that would increase the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof, except for any such increase which would not reasonably be expected to have a Material Adverse Effect. For purposes of this Section 5.14, "International Plan" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is intended primarily for the benefit of employees or beneficiaries based outside the U.S., (ii) is entered into, maintained, administered or contributed to by the Company or any Subsidiary and (iii) covers any employee or former employee of the Company or any Subsidiary.

         Section 5.15. Labor Matters. Except as set forth in Schedule 5.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no (i) labor strikes, disputes, slowdowns, representation or certification campaigns or work stoppages or other concerted activities with respect to employees of any of the Company or any Subsidiary pending, or to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary, (ii) grievance or arbitration proceedings, decisions, side letters, letter agreements, letters of understanding or settlement agreements arising out of collective bargaining agreements to which the Company or any Subsidiary is a party, (iii) unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or (iv) activities or proceedings of any labor union or employee association to organize any such employees.

         (b) Except to the extent set forth in Schedule 5.15 and except for such matters as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

         (c) Except to the extent set forth in Schedule 5.15 and except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no pending administrative matters with any federal, provincial, state or local agencies regarding (i) violations or alleged violations of any federal, provincial, state or local wage and hour law or any federal, provincial, state or local law with respect to discrimination on the basis of race, color, creed, national origin, religion or any other basis under such federal, provincial, state or local law, (ii) any claimed violation of Title VII of the 1964 Civil Rights Act, as amended, (iii) any allegation or claim arising out of Executive Order 11246 or any other applicable order relating to governmental contractors or state contractors, or
(iv) any violation or alleged violation of the Age Discrimination and Employment Act, as amended, or any other federal, provincial, state or local statute or ordinance, or any other applicable laws with respect to wages, hours, employment practices and terms and conditions of employment.

         Section 5.16. Compliance with Laws. Except to the extent set forth in Schedules 5.11, 5.12 and 5.19, neither the Company nor any Subsidiary is in violation of, or has since January 1, 1999 violated, and to the knowledge of the Company none is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         Section 5.17. Licenses and Permits. Except as set forth on Schedule
5.17 and except where the failure of the following to be true would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company or its Subsidiaries own, hold or possess adequate right to use all material licenses, franchises, permits, certificates, approvals or other similar authorizations affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the "Permits") required in connection with the operation of the business of the Company and its Subsidiaries, (ii) the Permits are valid and in full force and effect, (iii) neither the Company nor any Subsidiary is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits and (iv) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

         Section 5.18. Intellectual Property. Except as set forth in Schedule 5.18, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property Rights necessary to conduct the business now operated by them, except where the failure to own or possess such licenses or rights has not had and would not be reasonably likely to have a Material Adverse Effect and, to the knowledge of the Company, the Intellectual Property Rights of the Company and the Subsidiaries do not conflict with or infringe upon any Intellectual Property Rights of others to the extent that, if sustained, such conflict or infringement has had and would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, an "Intellectual Property Right' means any trademark, service mark, trade name, mask work, copyright, patent, software license, other data base, invention, trade secret, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

         Section 5.19. Environmental Matters. (a) Except for such matters, individually or in the aggregate, as would not be reasonably expected to have a Material Adverse Effect or as set forth in Schedule 5.19, the Company 10-K or the Company 10-Qs:

                  (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company or any Subsidiary, is threatened by any governmental entity or other Person with respect to any matters relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law;

                  (ii) there are no liabilities of or relating to the Company or any Subsidiary of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability;

                  (iii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and have obtained and are in compliance with all Environmental Permits; and

                  (iv) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at any property now or previously owned, leased or operated by the Company or any Subsidiary.

For purposes of this Section 5.19(a), the "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

         (b) Since January 1, 1997, except as set forth in Schedule 5.19, there has been no written environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which has not been delivered (to the extent the Company has possession thereof) to Parent at least five days prior to the date hereof.

         (c) Except as set forth in Schedule 5.19, neither the Company nor any Subsidiary owns, leases or operates or has owned, leased or operated any real property, or conducts or has since January 1, 1997 conducted any operations, in New Jersey or Connecticut.

         (d) For purposes of this Section 5.19, the following terms shall have the meanings set forth below:

                  "Environmental Laws" means any federal, state, provincial, local and foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement or contract with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

                  "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting the business of the Company or any of its Subsidiaries as currently conducted.

                  "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, which in any event is regulated under Environmental Laws.

         Section 5.20. Finders' Fees. Except for J.P. Morgan Securities Inc. and Peter J. Solomon Company Limited, a copy of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission from Parent or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 5.21. Inapplicability of Certain Restrictions. The Company has taken all action necessary to exempt the Offer, the Exchange Offer, the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of the Delaware Law. Unless Merger Co. owns at least 90% of the issued and outstanding shares of Company Common Stock, the adoption of this Agreement by the affirmative vote of the holders of shares of Company Common Stock entitling such holders to exercise at least a majority of the voting power of the shares of Company Common Stock is the only vote of holders of any class or series of the capital stock of the Company required to adopt this Agreement, or to approve the Merger or any of the other transactions contemplated hereby and no higher or additional vote is required pursuant to the Company's Certificate of Incorporation or otherwise.

         Section 5.22. Rights Plan. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a shareholder rights or similar agreement.


                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as of the date hereof and as of the Effective Time that:

         Section 6.01. Corporate Existence And Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and the Parent Subsidiaries taken as a whole ("Parent Material Adverse Effect"). Parent has heretofore delivered to the Company true and complete copies of Parent's certificate of incorporation and bylaws as currently in effect.

         Section 6.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby are within the corporate powers of Parent and Merger Co. and have been duly authorized by all necessary corporate and stockholder action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Co.

         Section 6.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable non-United States laws intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade; and (d) compliance with any applicable requirements of the Securities Act and the Exchange Act.

         Section 6.04. Non-Contravention. Except as set forth in Schedule 6.04, the execution, delivery and performance by Parent and Merger Co. of this Agreement and the consummation by Parent and Merger Co. of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Parent or Merger Co., (b) assuming compliance with the matters referred to in Section 6.03, contravene or conflict with any provision of law, regulation, judgment, writ, injunction, order or decree of any court or governmental authority binding upon or applicable to Parent or Merger Co. or any of their properties or assets, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Co. or to a loss of any benefit to which Parent or Merger Co. is entitled under any provision of any material agreement, contract or other instrument binding upon Parent or Merger Co. or any license, franchise, permit or other similar authorization held by the Parent or Merger Co., or (d) result in the creation or imposition of any Lien on any asset of the Parent or Merger Co., except, in the case of clauses (b), (c) and (d) of this Section 6.04, for any such violation, failure to obtain any such consent or other action, default, right, loss or Lien that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

         Section 6.05. Capitalization. The authorized capital stock of Parent consists of 900,000,000 shares of Parent Common Stock and 900,000,000 shares of Class B common stock, par value $0.10 per share (the "Class B Common Stock"). As of the close of business on December 28, 2000, there were outstanding 120,429,640 shares of Parent Common Stock and 102,645,048 shares of Class B Common Stock. As of the close of business on December 2, 2000, there were outstanding stock options to purchase an aggregate of 6,739,160 shares of Parent Common Stock (of which options to purchase an aggregate of 3,743,535 shares of Parent Common Stock were exercisable). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except for changes since December 2, 2000 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (c) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (a), (b) and (c) of this Section 6.05 being referred to collectively as the "Parent Securities"). There are no outstanding obligations of the Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any Parent Securities.

         Section 6.06. Parent Subsidiaries. (a) Each Parent Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Parent and/or one or more Parent Subsidiaries. All Parent Subsidiaries and their respective jurisdictions of incorporation are identified in Schedule 6.06.

         (b) All of the outstanding capital stock of, or other ownership interests in, each Parent Subsidiary, is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of Parent or any Parent Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Parent Subsidiary, and (ii) options or other rights to acquire from Parent or any Parent Subsidiary, and no other obligation of the Parent or any Parent Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Parent Subsidiary (the items in clauses (i) and (ii) of this Section 6.06(b) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities.

         (c) Since the date of its incorporation, Merger Co. has not engaged in any activities other than in connection with or as contemplated by this Agreement.

         Section 6.07. SEC Filings. (a) Parent has delivered or made available to the Company (i) Parent's annual report on Form 10-K for the year ended September 30, 2000 (the "Parent 10-K"), (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 1998, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 1998.

         (b) As of its filing date, each such report or statement filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (c) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         Section 6.08. Parent Financial Statements. The audited consolidated financial statements of Parent included in the Parent 10-K fairly present, in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated statements of income, stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "Parent Balance Sheet" means the consolidated balance sheet of Parent as of September 30, 2000 as set forth in the Company 10-K and "Parent Balance Sheet Date" means September 30, 2000.

         Section 6.09. Disclosure Documents. (a) Each document required to be filed by Parent with the SEC in connection with the transactions contemplated by this Agreement (the "Parent Disclosure Documents"), including, without limitation, (i) the Form TO/A, (ii) the Exchange Form TO, (iii) the Exchange Form S-4 and (iv) the Merger Form S-4 (as defined in Section 9.01) to be filed with the SEC in connection with the Offer, the Exchange Offer or the Merger and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act except that no representation or warranty is made hereby with respect to any information furnished to Parent by the Company in writing specifically for inclusion in the Company Disclosure Documents.

         (b) At the time the Form TO/A, the Exchange Form TO, the Exchange Form S-4 and the Merger Form S-4 or any amendment or supplement thereto is first mailed to stockholders of the Company, and, with respect to the Exchange Form S-4 and the Merger Form S-4 only, at the time such Form S-4 is declared effective by the SEC, the Form TO/A, the Exchange Form TO, the Exchange Form S-4 and the Merger Form S-4, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Parent Disclosure Document other than the Exchange Form S-4 or the Merger Form S-4 and at the time of any distribution thereof, such Parent Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 6.09(b) will not apply to statements or omissions included in the Parent Disclosure Documents based upon information furnished to Parent in writing by the Company specifically for use therein.

         (c) Neither the information with respect to Parent or any Parent Subsidiary that Parent furnishes in writing to the Company specifically for use in the Company Disclosure Documents nor the information incorporated by reference from documents filed by Parent with the SEC will, at the time of the provision thereof to Parent or at the time of the filing thereof by Parent with the SEC, as the case may be, and at the time of the meeting of the Company's stockholders, if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 6.10. Absence of Certain Changes. Except as set forth in
Schedule 6.10 hereto or the Parent 10-K since the Parent Balance Sheet Date, Parent and the Parent Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

                  (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Parent Material Adverse Effect;

                  (b) any declaration (other than a quarterly dividend consistent with past practices), setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary (other than pursuant to Parent's previously announced repurchase program);

                  (c) any amendment of any material term of any outstanding security of Parent or any Parent Subsidiary that could reasonably be expected to be materially adverse to Parent;

                  (d) any creation or assumption by the Parent or any Parent Subsidiary of any material Lien on any material asset other than in the ordinary course of business consistent with past practices;

                  (e) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Parent or any Parent Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect;

                  (f) any change in any method of accounting or accounting practice by Parent or any Parent Subsidiary, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

                  (g) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Parent or any Parent Subsidiary, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which have had or could reasonably be expected to have a Parent Material Adverse Effect; or

                  (h) any cancellation of any licenses, sublicenses, franchises, permits or agreements to which the Parent or any Parent Subsidiary is a party, or any notification to Parent or any Parent Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond its expiration date as in effect on the date hereof, which cancellation or notification, individually or in the aggregate, has had or reasonably could be expected to have a Parent Material Adverse Effect.

         Section 6.11. No Undisclosed Material Liabilities. Except as set forth in the Parent 10-K, there are no liabilities, commitments or obligations of the Parent or any of its subsidiaries of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be likely to result in such a liability commitment or obligation, other than:

         (a) liabilities, commitments or obligations disclosed or provided for in the Parent Balance Sheet or in the Parent 10-K;

         (b) liabilities, commitments or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date;

         (c)  liabilities, commitments or obligations under this Agreement; and

         (d) liabilities, commitments or obligations that individually or in the aggregate have not had and are not reasonably likely to have a Parent Material Adverse Effect.

         Section 6.12. Adequate Funds. Parent will have as of the time of acceptance for payment and purchase of shares of Company Common Stock pursuant to the Offer sufficient funds for the purchase of all shares of Company Common Stock that Parent or Merger Co. becomes obligated to accept for payment pursuant to the Offer and to consummate the transactions contemplated by this Agreement.

         Section 6.13. Ownership of Company Common Stock. As of the date of this Agreement, Parent owns 574,200 shares of Company Common Stock.

         Section 6.14. Finders' Fees. Except for Merrill Lynch & Co., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

         Section 6.15. Compliance of Laws. Except as disclosed in the Parent 10-K, neither Parent nor any Parent Subsidiary is in violation of, or has since January 1, 1999 violated, and to the knowledge of Parent, is under investigation with respect to or has been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                                    ARTICLE 7

                            COVENANTS OF THE COMPANY

         Section 7.01. Conduct of the Company. From the date hereof until the Control Date, except as contemplated by this Agreement, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as set forth in Schedule 7.01, from the date hereof until the Control Date and unless consented to in writing by Parent, the Company will not and will cause its Subsidiaries not to:

                    (a) adopt or propose any change in its certificate of incorporation or bylaws;

                    (b) except pursuant to existing agreements or arrangements, or as specifically permitted by this Agreement:

                         (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof for an amount in excess of $5 million in the aggregate, or sell, lease or otherwise dispose of a subsidiary or an amount of assets or securities for an amount in excess of $20 million in the aggregate;

                         (ii) make any investment in an amount in excess of $20 million in the aggregate whether by purchase of stock or securities, contributions to capital or any property transfer, or purchase for an amount in excess of $20 million in the aggregate, any property or assets of any other individual or entity;

                         (iii) other than in the ordinary course of business consistent with past practice, waive, release, grant, or transfer any rights of material value;

                         (iv) other than in the ordinary course of business consistent with past practice, modify or change in any material respect any existing material license, lease, contract, or other document;

                         (v) incur, assume or prepay an amount of long-term or short-term debt in excess of $150 million in the aggregate (net of cash and marketable securities);

                         (vi) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than any Subsidiary) which, are in excess of $5 million in the aggregate;

                         (vii)  make any loans, advances or capital
                                contributions to, or investments in, any other person which are in excess of $20 million in the aggregate; or

                         (viii) make any new capital expenditures which,
                                individually or in the aggregate, would exceed $200 million in the first six months of the 2001 calendar year.

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except regular quarterly dividends, other than cash dividends and distributions by a wholly owned subsidiary of the Company to the Company or to a subsidiary all of the capital stock of which is owned directly or indirectly by the Company, or, other than consistent with its past practice of acquiring shares of Company Common Stock to meet its obligation to reserve and issue shares of Company Common Stock under any stock option or compensation plan or arrangement of the Company, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its Subsidiaries;

                  (d) except as specifically permitted by this Agreement, adopt or amend any material bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

                  (e) except as set forth in Schedule 7.01, pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated financial statements of the Company or incurred in the ordinary course of business, consistent with past practices;

                  (f) except as set forth in Schedule 7.01, approve any new labor agreements;


                  (g) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures;

                  (h)  agree or commit to do any of the foregoing; or

                  (i) knowingly take or agree or commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time.

         Section 7.02. Stockholder Meeting. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held after the purchase of and payment for the shares of Company Common Stock pursuant to the Offer for the purpose of voting on the approval and adoption of this Agreement and the Merger, if such meeting is required. Subject to Section 7.04, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation.

         Section 7.03. Access to Information. From the date hereof until the Effective Time, the Company will (a) give Parent and its counsel, financial advisors, auditors and other authorized representatives (collectively, the "Representatives") reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries, (b) provide the Representatives reasonable access to and the right to consult with representatives of the Company handling any labor negotiations with any union representing employees of the Company, (c) furnish to Parent and the Representatives such financial and operating data and other information as such Persons may reasonably request in order to complete the transactions contemplated hereby and (d) instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and the Subsidiaries; PROVIDED that (i) any information provided to Parent or the Representatives pursuant to this Section shall be subject to the Confidentiality Agreements and (ii) Parent shall inform the Representatives receiving such information of the terms of the Confidentiality Agreements and shall be responsible for any breach by such Representatives of such Confidentiality Agreements; and PROVIDED FURTHER that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder.

         Section 7.04. Other Offers. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to (x) solicit, initiate or take any action to facilitate or encourage the submission of inquiries, proposals or offers from any Person (as defined below) (other than Parent) relating to any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any Person any information with respect to its business, properties or assets in connection with any Acquisition Proposal or (z) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; PROVIDED, however, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer representing together with shares of Company Common Stock already owned by Parent at least 50.1% of the shares of Company Common Stock outstanding, the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to a confidentiality letter deemed appropriate by the Special Committee (a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a Person who in the judgment of the Special Committee has made a bona fide Acquisition Proposal, (ii) engaging in discussions or negotiations with such a Person who in the judgment of the Special Committee has made a bona fide Acquisition Proposal,
(iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of an Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 7.02 and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses
(i), (ii) and (iv) only if (i) the Company has complied with the terms of this
Section 7.04, (ii) the Company has received an unsolicited Acquisition Proposal which the Special Committee determines in good faith is reasonably likely to result in a Superior Proposal, and (iii) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company will immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. For purposes of this Section 7.04, the term "Person" means any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Parent or any of its affiliates.

                  "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 50% of the voting power of the Company, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the Offer and the Merger contemplated by this Agreement.

                  "Superior Proposal" means any bona fide written Acquisition Proposal which (i) the Special Committee determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is (a) more favorable to the Company and its stockholders from a financial point of view than the transaction contemplated hereunder, and (b) reasonably capable of being completed, including a conclusion that its financing, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably capable of being financed by the Person making such Acquisition Proposal.

         (b) If this Agreement is terminated under circumstances which would constitute a Payment Event (as defined below), the Company will pay to Parent,
(i) if pursuant to clause (x) in the definition of "Payment Event", simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) in the definition of "Payment Event", within two business days following such Payment Event, a fee of $15,000,000 and (ii) a reimbursement payment of the amount advanced to the Company by Parent in order to pay the amount described in the penultimate sentence of Section 5.04 in cash, together with interest thereon, at a rate equal to the London Interbank Offered Rate plus
 .75%, from the date hereof to the date such payment is due pursuant to this Agreement (collectively, the "Reimbursement Payment), reflecting reimbursement of the amounts advanced by Parent to the Company on the date hereof and used by the Company to pay the termination fee and the out-of-pocket fees and expenses owed to Rawhide Holdings Corporation under the Rawhide Merger Agreement (which advance will be evidenced by a note that, in the event of termination of this Agreement, will be repaid only on the terms set forth in this Section 7.04(b) with respect to the Reimbursement Payment, and that will survive the consummation of the Merger if the Merger is completed). Any payment of the Reimbursement Payment pursuant to this Section 7.04(b) shall be made within one business day after termination of this Agreement. Any payment of the Reimbursement Payment shall be made by wire transfer of immediately available funds.

                  "Payment Event" means (x) the termination of this Agreement by the Company or Parent pursuant to Sections 11.01(d) or (e); or (y) the termination of this Agreement pursuant to Sections 11.01(b), (f) or (h) if at the time of such termination (or, in the case of a termination pursuant to Section 11.01(h), at the time of the stockholders meeting), there shall have been outstanding an Acquisition Proposal pursuant to which stockholders of the Company would receive cash, securities or other consideration having an aggregate value in excess of the Per Share of Company Common Stock Amount, and within six months of any such termination described in clause (y) above the Company enters into a definitive agreement for or consummates such Acquisition Proposal or another Acquisition Proposal with a higher per share of Company Common Stock value than such Acquisition Proposal.

         (c) Upon the termination of this Agreement under circumstances which would constitute a Payment Event, the Company shall reimburse Parent and its affiliates not later than two business days after demand delivered by Parent to the Company, the amount of $7,500,000 representing Parent's fees and expenses (including, without limitation, the fees and expenses of their counsel and investment banking fees) and Parent shall not be required to submit documentation substantiating such fees and expenses.

         (d) The Company acknowledges that the agreements contained in this
Section 7.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor Merger Co. would enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.04, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 7.04, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

         (e) This Section 7.04 shall survive any termination of this Agreement, however caused, except a termination pursuant to Sections 11.01(a) or (c).

         Section 7.05. Notices Of Certain Events. The Company shall promptly notify Parent of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or which relate to the consummation of the transactions contemplated by this Agreement.

         Section 7.06. Tax Matters. (a) Except as set forth in Schedule 7.06 or as required by law or as is in the ordinary course of business consistent with past practice or as would not have a Material Adverse Effect, without the prior written consent of Parent (such consent not to be unreasonably withheld), neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Returns or claims for Tax refunds, enter into any closing agreement, surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such election, action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

         (b) The Company and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any Pre-Closing Tax Period or applicable portion of the Straddle Period.

         (c) Neither the Company nor any of its Subsidiaries shall take any action that would reasonably be likely to prevent the Offer, the Exchange Offer and the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code ("368(a) Reorganization") and prior to the Effective Time, the Company and its Subsidiaries shall use their reasonable best efforts to cause the Offer, the Exchange Offer and the Merger, taken together, to qualify as a 368(a) Reorganization. The Company shall use its reasonable best efforts to cause Wachtell, Lipton, Rosen & Katz to provide an opinion, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Offer, the Exchange Offer and the Merger, taken together, will be treated for federal income tax purposes as a 368(a) Reorganization and that each of Parent, Merger Co. and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. The Company shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz and Milbank, Tweed, Hadley & McCloy LLP a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to this Section 7.06(c) and Section 8.10 hereof.

         Section 7.07. Affiliates. At least 30 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company for the purposes of Rule 145 of the Securities Act. The Company shall use reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, prior to the Effective Time, substantially in the form of Exhibit A hereto.

         Section 7.08. Confidentiality. The confidentiality agreements dated December 4, 2000 and December 18, 2000 between Parent and the Company (the "Confidentiality Agreements") shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

         Section 7.09. Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article 10 not being satisfied.

                                    ARTICLE 8

                               COVENANTS OF PARENT

         Parent agrees that:

         Section 8.01. Parent Stockholder Meeting. Parent shall cause a meeting of its stockholders (the "Parent Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the issuance of Parent Common Stock in the Exchange Offer, the Merger and pursuant to Parent Options after the Merger. The Board of Directors of Parent shall recommend approval of the issuance of Parent Common Stock in the Exchange Offer and the Merger pursuant to this Agreement and shall not withdraw such recommendation.

         Section 8.02. Confidentiality. The Confidentiality Agreements shall continue in full force and effect prior to the Effective Time and after any termination of this Agreement.

         Section 8.03. Voting Of Shares. Each of Parent and Merger Co. agrees to vote, and to cause any of their subsidiaries to vote, all shares of Company Common Stock beneficially owned by them in favor of adoption of this Agreement at the Company Stockholder Meeting.

         Section 8.04. Director And Officer Liability. For six years after the Effective Time, Parent will cause the Surviving Corporation to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Company's articles of incorporation and bylaws in effect on the date hereof; PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Parent will cause the Surviving Corporation to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium paid by the Company in its last full fiscal year for such insurance, then Parent shall cause the Surviving Corporation to provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

         Section 8.05. Employee Matters. Parent agrees that, subject to applicable law, the Surviving Corporation and its Subsidiaries will provide benefits to its employees which will, in the aggregate, be comparable to those currently provided by Parent and its Subsidiaries to their employees; PROVIDED, however, that this Section 8.05 shall not apply to any employees represented for purposes of collective bargaining. Notwithstanding the foregoing, nothing herein shall otherwise limit the Surviving Corporation's right to amend, modify or terminate any Employee Plan.

         Section 8.06. Obligations of Merger Co. Parent will take all action necessary to cause Merger Co. to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         Section 8.07. NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Exchange Offer and the Merger to be listed on the NYSE, subject to official notice of issuance.

         Section 8.08. Acquisitions of Shares. Neither Parent nor Merger Co. will acquire any shares of Company Common Stock prior to the Effective Time or the termination of this Agreement, other than shares of Company Common Stock purchased pursuant to the Offer or the Exchange Offer.

         Section 8.09. Notices of Certain Events. Parent shall promptly notify the Company of:


                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting Parent or any of its subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

         Section 8.10. Reorganization Matters. Neither Parent nor any Parent Subsidiary shall take any action that would reasonably be likely to prevent the Offer, the Exchange Offer and the Merger, taken together, from qualifying as a 368(a) Reorganization and prior to the Effective Time, Parent and the Parent Subsidiaries shall use their reasonable best efforts to cause the Offer, the Exchange Offer and the Merger, taken together, to qualify as a 368(a) Reorganization. Parent shall use its reasonable best efforts to cause Milbank, Tweed, Hadley & McCloy LLP to provide an opinion, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Offer, the Exchange Offer and the Merger, taken together, will be treated for federal income tax purposes as a 368(a) Reorganization and that each of Parent, Merger Co. and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. Parent shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz and Milbank, Tweed, Hadley & McCloy LLP a certificate containing representations reasonably requested by such counsel in connection with the opinions to be delivered pursuant to Section 7.06(c) hereof and this Section 8.10.

         Section 8.11. Information Relating to Offer. Parent shall, and shall use its reasonable best efforts to cause any depository or agent effecting the Offer, to provide to the Company promptly as requested from time to time by the Company current information regarding the status of the Offer and the Exchange Offer and the number of shares tendered and not validly withdrawn.

         Section 8.12. Conduct of Parent. From the date hereof until the Effective Time, Parent and its subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees.

         Section 8.13. Voting Agreement. Contemporaneous with the execution hereof, Parent shall cause to be delivered by Tyson Limited Partnership a voting agreement in the form attached hereto as Exhibit B.

         Section 8.14. Other Actions. Parent shall not, and shall not permit any Parent Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article 10 not being satisfied.

                                    ARTICLE 9

                       COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         Section 9.01. Company Proxy Statement and Merger Form S-4. If Merger Co. does not own at least 90% of the issued and outstanding Company Common Stock following the Offer and the Exchange Offer, the Company shall promptly prepare the Company Proxy Statement and Parent shall promptly prepare and file with the SEC the Registration Statement on Form S-4, for shares of Parent Common Stock to be issued in the Merger, containing information required by Regulation S-K under the Exchange Act (the "Merger Form S-4"), in which the Company Proxy Statement will be included. The Company, Parent and Merger Co. shall cooperate with each other in the preparation of the Merger Form S-4 and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Merger Form S-4 and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its Representatives and the SEC with respect to the Merger Form S-4. Parent shall give the Company and its counsel the opportunity to review the Merger Form S-4 and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Co. agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. Each of the Company, Parent and Merger Co. shall use its reasonable best efforts to cause the Merger Form S-4 to be declared effective by the SEC as promptly as practicable. Parent shall promptly take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of Parent Common Stock in the Merger. As promptly as practicable after the Merger Form S-4 shall have become effective, Parent and the Company shall fully cooperate with each other to cause the Proxy Statement/Prospectus contained in the Merger Form S-4 to be mailed to stockholders of the Company and Parent. Parent will advise Company, promptly after it receives notice thereof, of (i) the time when the Merger Form S-4 becomes effective, (ii) the issuance of any stop order with respect to the Merger Form S-4, (iii) the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, or (iv) any request by the SEC for an amendment of the Merger Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

         Section 9.02. Certain Regulatory Issues. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to Section 7.04, each party shall also refrain from taking, directly or indirectly, any action contrary to or inconsistent with the provisions of this Agreement, including action which would interfere with the Offer or impair such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the Company and its Board of Directors shall use their reasonable best efforts to (a) take all action necessary so that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, Exchange Offer, the Merger or any of the other transactions contemplated by this Agreement and (b) if any state takeover statute or similar statute or regulation becomes applicable to any of the foregoing, take all action necessary so that the Offer, the Exchange Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Exchange Offer, the Merger and the other transactions contemplated by this Agreement. Parent shall take actions as may be necessary to eliminate any impediment under any antitrust, competition or trade regulation laws that may be asserted by any governmental entity with respect to the Offer, the Exchange Offer or the Merger so as to enable the Offer, the Exchange Offer and the Merger to occur as soon as reasonably practicable. Without limiting the generality of the foregoing, Parent shall agree to divest, hold separate, or agree to any conduct restrictions with respect to any Parent or Company assets or as may be required by any governmental entity in order to forego that governmental entity bringing any action to enjoin the Offer, the Exchange Offer or the Merger.

         Section 9.03. Certain Filings. (a) The Company and Parent shall use their respective reasonable best efforts to take or cause to be taken, (i) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Disclosure Documents and the Parent Disclosure Documents, and (ii) such actions as may be required to have the Company Proxy Statement cleared and the Merger Form S-4 declared effective by the SEC, in each case as promptly as practicable.

         (b) The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and Parent Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

         Section 9.04. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 9.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Parent, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Parent, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 10

                            CONDITIONS TO THE MERGER

         Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Co. to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement shall have been adopted by the stockholders of the Company and the issuance of Parent Common Stock in the Merger shall have been approved by the stockholders of Parent, each in accordance with Delaware Law;

                  (b) any applicable waiting period under the HSR Act relating to the Offer and the Merger shall have expired or been terminated;

                  (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or restrain the consummation of the Merger; PROVIDED, HOWEVER, that the Company and Parent shall each use its reasonable efforts to have any such judgment, order, decree or injunction vacated;

                  (d) the Merger Form S-4 shall have been declared effective, no stop order suspending the effectiveness of the Merger Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

                  (e) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing in the NYSE, subject to official notice of issuance.

         Section 10.02. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to Merger Co. having purchased pursuant to the Offer shares of Company Common Stock representing, together with shares of Company Common Stock previously owned by Parent, no less than 50.1% of the issued and outstanding shares of Company Common Stock.

                                   ARTICLE 11

                                   TERMINATION

         Section 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                  (a)  by mutual written consent of the Company and Parent;

                  (b) (i) by the Company, if the Offer has not been consummated by February 28, 2001, provided that the Company is not then in breach in any material respect of any of its obligations under this Agreement; or (ii) by either the Company or Parent (but in case of Parent, only if no shares of Company Common Stock were purchased by Merger Co. pursuant to the Offer) if the Merger has not been consummated by May 31, 2001, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under the Agreement;

                  (c) by either the Company or Parent, if there shall be any law or regulation that makes acceptance for payment of, and payment for, the shares of Company Common Stock pursuant to the Offer, or consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree enjoining Merger Co. from accepting for payment of, and paying for, the shares of Company Common Stock pursuant to the Offer, or Parent, Merger Co. or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                  (d) by Parent, prior to the purchase of the shares of Company Common Stock pursuant to the Offer, (i) if the Board of Directors of the Company shall have withdrawn, or modified or amended in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer, the Exchange Offer or the Merger or its recommendation that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer and the Exchange Offer, adopt and approve this Agreement and the Merger or approved, recommended or endorsed any proposal for a transaction other than the transactions hereunder (including a tender or exchange offer for shares of Company Common Stock) or, (ii) if the Company has failed to call the Company Stockholder Meeting or failed to mail the Company Proxy Statement to its stockholders within 20 days after the Merger Form S-4 is declared effective by the SEC or failed to include in such statement the recommendation referred to above;

                  (e) by the Company, if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing at least three business days prior to the proposed effectiveness of such termination that it intends to enter into such an agreement, attaching a description of the material terms and conditions thereof and permits Parent, within such three business day period to submit a new offer, which shall be considered by the Special Committee in good faith (it being understood that the Company shall not enter into any such binding agreement during such three business day period) and (ii) the Company prior to such termination pursuant to this clause (e) pays to Parent in immediately available funds the fees required to be paid pursuant to Section 7.04. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

                  (f) by Parent, prior to the acceptance for payment of the shares of Company Common Stock under the Offer, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in (d) or (e) of Annex I hereof;

                  (g) by the Company, prior to the acceptance for payment of the shares of Company Common Stock under the Offer, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that is not curable and such breach would give rise to a failure of the condition set forth in (d) or (e) of Annex I hereof (which, for purposes of this Section 11.01(g) only shall apply mutatis mutandis to Parent); or

                  (h) by either the Company or Parent if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger are voted upon, the requisite stockholder adoption and approval shall not have been obtained; PROVIDED, however, that Parent shall not have the right to terminate this Agreement or abandon the transactions contemplated hereby pursuant to this Section 11.01(h) if shares of Company Common Stock were purchased pursuant to the Offer.

The party desiring to terminate this Agreement pursuant to Sections 11.01(b)- 11.01(h) shall give written notice of such termination to the other party in accordance with Section 12.01.

         Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that termination of this Agreement shall be without prejudice to any rights any party may have hereunder against any other party for breach of this Agreement; PROVIDED that, in the event of any such termination, no party shall under any circumstances have any monetary liability to any other party based upon a breach of any representation or warranty contained herein. The agreements contained in Sections 7.04, 7.08, 8.02, 11.02, 11.03, 12.04 and 12.06 shall survive the termination hereof.

         Section 11.03. Parent Payment Event. If a Parent Payment Event (defined below) occurs, Parent shall pay to the Company a fee of $70 million simultaneously with the occurrence of such Parent Payment Event. "Parent Payment Event" means the termination of this Agreement (i) by Parent or the Company pursuant to Section 11.01(c) or (ii) by the Company pursuant to Section 11.01(b) if the inability to close results from the failure of the conditions set forth in clause (a) of Annex I hereto, provided, however, that, in each case, such termination results from any laws, regulation, judgment, injunction, order or decree with respect to any antitrust, competition or trade regulation laws that may be asserted by any governmental entity with respect to the Offer, the Exchange Offer or the Merger.

                                   ARTICLE 12

                                  MISCELLANEOUS

         Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

                           if to Parent or Merger Co., to:

                           John Tyson, Chairman of the Board,
                           President and Chief Executive Officer
                           Tyson Foods, Inc.
                           2210 West Oaklawn Drive
                           Springdale, Arkansas 72762
                           Telecopy: 501-290-4028

                           with a copy to:

                           Les Baledge, Esq.
                           Tyson Foods, Inc.
                           2210 West Oaklawn Drive
                           Springdale, Arkansas 72762
                           Telecopy: 501-290-4028
                           and with an additional copy to:

                           Mel M. Immergut, Esq.
                           Lawrence Lederman, Esq.
                           Milbank, Tweed, Hadley & McCloy LLP
                           1 Chase Manhattan Plaza
                           New York, New York 10005
                           Telecopy: 212-530-5219

                           if to the Company, to:

                           Robert L. Peterson, Chairman of the Board and Chief Executive Officer, and JoAnn R. Smith, Chairperson of the Special Committee, c/o IBP, inc.

                           800 Stevens Port Drive
                           Dakota Dunes, South Dakota 57049
                           Telecopy:  605-235-2427

                           with a copy to:

                           Sheila B. Hagen, Esq.
                           c/o IBP, inc.
                           800 Stevens Port Drive
                           Dakota Dunes, South Dakota 57049
                           Telecopy:  605-235-2427

                           and with an additional copy to:

                           Richard D. Katcher, Esq.
                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Telecopy: 212-403-2222

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         Section 12.02. Survival of Representations and Warranties. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time except for the representations, warranties and agreements set forth in Sections 7.04, 7.06(c), 8.04, 8.05, 8.10, 11.03, 12.04 and 12.06.

         Section 12.03. Amendments; No Waivers; Direction of Merger. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company or (ii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the holders of any shares of capital stock of the Company.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         (c) If the Company and Parent so agree at any time prior to the Effective Time, the Merger shall be effected such that Merger Co. will be merged with and into the Company with the Company as the "Surviving Corporation" for all purposes hereunder. In such event, the parties hereto shall execute an appropriate amendment to this Agreement to reflect the foregoing.

         Section 12.04. Expenses. Except as provided in Section 7.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         Section 12.05. Successors and Assigns; Benefit. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Parent and Merger Co. may make such an assignment to one or more of their affiliates. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the present and former officers and directors of the Company shall have the rights set forth in Section 8.04 hereof.

         Section 12.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except that, insofar as the procedures of the Merger that are subject to Delaware Law because the Parent, Merger Co. and the Company are incorporated in Delaware are concerned, the law of the State of Delaware shall apply.

         Section 12.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         IBP, INC.



                         By:
                                  ----------------------------------
                                  Name: Jo Ann R. Smith
                                  Title: Chairperson of the Special Committee,
                                           on behalf of the Special Committee


                         TYSON FOODS, INC.



                         By:
                                  ----------------------------------
                                  Name: John Tyson
                                  Title: Chairman, President & CEO


                         LASSO ACQUISITION CORPORATION



                         By:
                                  ----------------------------------
                                  Name:  John Tyson
                                  Title: President

                                                                         ANNEX I

                             CONDITIONS TO THE OFFER

                  The capitalized terms used in this Annex I shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

                  Notwithstanding any other provision of the Offer, Merger Co. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Co.'s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered shares of Company Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any shares of Company Common Stock not then paid for, if (i) the condition that shares of Company Common Stock representing at least the Minimum Condition shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or terminated prior to the expiration of the Offer or
(iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of this Agreement:

                  (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Merger Co.'s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Merger Co. (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock pursuant to the Offer or the consummation of the Merger, (3) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and the Subsidiaries taken as a whole, or (5) otherwise materially adversely affects the Company and the Subsidiaries taken as a whole; PROVIDED, however, that actions or inactions agreed to be taken or not taken by Parent and Merger Co. in the Merger
         Agreement (including, without limitation, the agreements in Section
         9.02 of the Merger Agreement) shall not be deemed to be a satisfaction of the conditions set forth in this clause (a);

                  (b) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of 24 hours (excluding suspensions of limitations resulting solely from physical damage or interference with such exchange not related to market conditions or suspensions or limitations triggered by price fluctuations on a trading day), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (4) in the case of any of the foregoing existing at the time of the execution of the Merger Agreement, a material acceleration or worsening thereof;

                  (c) except as disclosed in Schedule 5.10 of the Merger Agreement or in the Company SEC Reports filed prior to the date of the execution of the Merger Agreement, since such date, there shall have been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Subsidiaries taken as a whole;

                  (d) except as affected by actions specifically permitted by this Agreement, the representations and warranties of the Company contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall not be true at and as of the scheduled expiration of the Offer as if made at and as of such time (except in respect of representations and warranties made as of a specified date which shall not be true as of such specified date), and (y) that are not qualified by materiality or Material Adverse Effect shall not be true in all material respects at and as of the scheduled expiration date of the Offer as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall not be true in all material respects as of such specified date);

                  (e) the Company shall not have performed and complied with, in all material respects, each agreement and covenant required by the Merger Agreement to be performed or complied with by it with such exceptions as would not in the aggregate have a Material Adverse Effect;

                    (f) the Merger Agreement shall have been terminated in accordance with its terms; or

                    (g) Parent, Merger Co. and the Company shall have agreed that Merger Co. shall amend the Offer to terminate the Offer or postpone the payment for shares of Company Common Stock thereunder;

which in the reasonable good faith judgment of Parent and Merger Co., in any such case, and regardless of the circumstances makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Parent and Merger Co., may be asserted by Parent and Merger Co. regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Merger Co., in whole or in part at any time and from time to time in the sole discretion of Parent and Merger Co. The failure by Parent and Merger Co. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                        ANNEX II

                        CONDITIONS TO THE EXCHANGE OFFER

                  The capitalized terms used in this Annex II shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

                  Notwithstanding any other provision of the Exchange Offer, Merger Co. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Co.'s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Exchange Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of any tendered shares of Company Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Exchange Offer as to any shares of Company Common Stock not then paid for, if (i) at least five business days have not elapsed since Merger Co. accepted for payment and paid for a number of shares of Company Common Stock pursuant to the Offer representing, together with shares of Company Common Stock previously owned by Parent, at least 50.1% of the issued and outstanding shares of Company Common Stock and delivered shares of Company Common Stock not accepted for payment in the Offer to the Depositary under the Exchange Offer or (ii) at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Exchange Offer), any of the following events shall have occurred and remain in effect other than as a result of any action or inaction of Parent or any Parent Subsidiary that constitutes a breach of this Agreement:

                  (a) there shall have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Exchange Offer by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Merger Co.'s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Merger Co. (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock pursuant to the Exchange Offer or the consummation of the Merger, (3) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Exchange Offer including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, (4) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and the

         Subsidiaries taken as a whole, or (5) otherwise materially adversely affects the Company and the Subsidiaries taken as a whole; PROVIDED, however, that actions or inactions agreed to be taken or not taken by Parent and Merger Co. in the Merger Agreement (including, without limitation, the agreements in Section 9.02 of the Merger Agreement) shall not be deemed to be a satisfaction of the conditions set forth in this clause (a);

                  (b) the issuance of Parent Common Stock in the Exchange Offer and the Merger shall not have been approved by the stockholders of Parent, in accordance with Delaware Law;

                  (c) the shares of Parent Common Stock to be issued in the Exchange Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance;

                  (d) the Merger Agreement shall have been terminated in accordance with its terms;

                  (e) Parent, Merger Co. and the Company shall have agreed that Merger Co. shall amend the Exchange Offer to terminate the Exchange Offer or postpone the payment for shares of Company Common Stock thereunder; or

                  (f) the Exchange Form S-4 shall not have been declared effective by the SEC or the SEC has suspended effectiveness of, or issued a stop order with respect to, the Exchange Form S-4 which suspension or stop order has not been lifted;

which in the reasonable good faith judgment of Parent and Merger Co., in any such case, and regardless of the circumstances makes it inadvisable to proceed with the Exchange Offer or with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Parent and Merger Co., may be asserted by Parent and Merger Co. regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Merger Co., in whole or in part at any time and from time to time in the sole discretion of Parent and Merger Co. The failure by Parent and Merger Co. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                       ANNEX III


                  TERMINATED tender offer/cash election MERGER

                  In accordance with Section 3.06 of the Agreement, in the event of a Terminated Tender Offer, the Agreement shall be amended as follows:

         Section 1. The table of definitions is amended to insert the following defined terms in correct alphabetical order:

TERM                                                              SECTION
----                                                              -------
Allocation Date                                                   3.03(b)
Cash Consideration                                                3.02(c)
Cash Election                                                     3.03(a)
Cash Election Shares                                              3.02(c)
Cash Fraction                                                     3.02(d)
Dissenting Shares                                                 3.02(e)
Election Deadline                                                 3.03(a)
Election Form                                                     3.03(a)
Exchange Agent                                                    3.03(a)
No-Election Shares                                                3.03(a)
Stock Consideration                                               3.02(c)
Stock Election                                                    3.03(a)
Stock Fraction                                                    3.02(d)

         Section 2. Clause (c) of Section 3.02 of the Agreement shall be amended and restated in its entirety as follows:

                  (c) holders of Company Common Stock (other than Parent, Merger Co. and holders who properly perfect appraisal rights under Section 262 of the Delaware Law) outstanding immediately prior to the Effective Time shall have the right to elect to receive from Parent for each share of Company Common Stock either (i) $30.00 in cash (the "Cash Consideration") (such shares for which such election is made to be referred to as the "Cash Election Shares"), (ii) a number of shares (such shares for which such election is made to be referred to as the "Stock Election Shares") of Parent Common Stock (the "Stock Consideration") equal to the Exchange Ratio (as defined below) or (iii) a combination of both. For purposes of this Section 3.02(c), "Exchange Ratio" shall mean a number equal to:

                  (i) If the Average Parent Common Stock Price is equal to or greater than $15.40, the Exchange Ratio shall be
                           1.948 shares of Parent Common Stock;

                  (ii) If the Average Parent Common Stock Price is less than $15.40 and greater than $12.60, the Exchange Ratio shall be determined by dividing $30.00 by the Average Parent Common Stock Price; and

                  (iii) If the Average Parent Common Stock Price is equal to or less than $12.60 the Exchange Ratio shall be 2.381 shares of Parent Common Stock.

         For purposes of this Section 3.02, "Average Parent Common Stock Price" means the average of the closing price per share of Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE") at the end of the regular session as reported on the Consolidated Tape, Network A for the fifteen consecutive trading days ending on the fifth trading day immediately preceding the Effective Time. For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination of the both shall be collectively referred to herein as "Merger Consideration".

         Section 3. New clauses (d) and (e) shall be inserted in Section 3.02 of the Agreement which states as follows:

                  (d) (i) In the event that holders of shares of Company Common Stock who hold, in the aggregate, a number of shares of Company Common Stock which represents, together with shares of Company Common Stock owned by Parent and Dissenting Shares, if any, more than 50.1% of the issued and outstanding shares of Company Common Stock, have made a Cash Election (as defined in Section 3.03(a)), then (A) each Cash Election Share shall be converted into the right to receive (1) an amount equal to the Cash Consideration multiplied by a fraction the numerator of which shall be 50.1% and the denominator of which shall be the sum of
         (x) the percentage of outstanding shares of Company Common Stock owned by Parent, (y) the percentage of outstanding shares of Company Common Stock which are Dissenting Shares and (z) the percentage of outstanding shares of Company Common Stock making a Cash Election (such fraction, the "Cash Fraction") and (2) a number of shares of Parent Common Stock equal to the Stock Consideration multiplied by a fraction equal to 1 minus the Cash Fraction and (B) all No Election Shares and Stock Election Shares shall be converted into the right to receive the Stock Consideration. (ii) In the event that holders of shares of Company Common Stock who hold more than 49.9% of the issued and outstanding shares of Company Common Stock have made a Stock Election (as defined in Section 3.03(a)), then (A) each Stock Election Share shall be converted into the right to receive (1) a number of shares of Parent Common Stock equal to the Stock Consideration multiplied by a fraction the numerator of which shall be 49.9% and the denominator of which shall be the percentage of outstanding shares of Company Common Stock making a Stock Election (such fraction, the "Stock Fraction") and (2) an amount in cash equal to the Cash Consideration multiplied by a fraction equal to 1 minus the Stock Fraction and (B) all No Election Shares and Cash Election Shares shall be converted into the right to receive the Cash Consideration. (iii) In the event neither of the foregoing clauses (i) or (ii) is applicable, each holder of shares of Company Common Stock that elects to receive Parent Common Stock will receive the Stock Consideration in the Merger and each holder of shares of Company Common Stock that elects to receive cash will receive the Cash Consideration in the Merger and each No

         Election Share, if any, shall be converted into the right to receive in the Merger (1) a number of shares of Parent Common Stock equal to the Stock Consideration multiplied by a fraction the numerator of which shall equal the difference between (x) 49.9% and the Stock Fraction and the denominator of which shall equal the percentage of outstanding shares of Company Common Stock which are No Election Shares and (2) an amount in cash equal to the Cash Consideration multiplied by a fraction the numerator of which shall equal the difference between (x) 50.1% and
         (y) the Cash Fraction and the denominator of which shall equal the percentage of outstanding shares of Company Common Stock which are No Election Shares.

                  (e) Notwithstanding Section 3.02, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of Company Common Stock in favor of the Merger, who shall have delivered a written demand for appraisal of such Shares in the manner provided by the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares of Company Common Stock pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; PROVIDED, HOWEVER, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the Delaware Law, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares of Company Common Stock or lost his right to appraisal and payment for his shares of Company Common Stock under Section 262 of the Delaware Law or
         (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Law, such holder shall forfeit the right to appraisal of such shares of Company Common Stock and each such share shall be treated as if it had been converted, as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 3.02 hereof. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         Section 4. Section 3.03 of the Agreement shall be amended as follows:
(i) clause (a) shall be amended and restated in its entirety as stated below;
(ii) new clauses (b) and (c) shall be inserted as stated below; and (iii) current clauses (b), (c), (d) and (e) shall be renamed (d), (e), (f) and (g), respectively.

                  (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Common Stock for the Merger Consideration. Parent shall cause Merger Co. to make available to the Exchange Agent, as soon as reasonably practicable as of or after the Effective Time, the Merger Consideration to be delivered in respect of the shares of Company Common Stock. At the time of the mailing of the Proxy Statement/Prospectus provided for in Section 9.01, Parent will cause the Exchange Agent to send to each holder of shares of Company Common Stock on the record date for the meeting of stockholders of the Company a letter of transmittal and cash election form (collectively, the "Election Form") and other appropriate materials providing for such holder, subject to the provisions of Section 3.02(d), (i) to elect to receive the Stock Consideration with respect to all or any portion of such holder's shares of Company Common Stock ("Stock Election") or (ii) to elect to receive the Cash Consideration with respect to all or any portion of such holder's shares of Company Common Stock ("Cash Election"). As of the Election Deadline (as hereinafter defined), any shares of Company Common Stock (other than Dissenting Shares and shares owned by Parent) with respect to which there shall not have been made any election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be "No-Election Shares".

                  (i) Any election to receive the Cash Consideration or the Stock Consideration shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on the business day preceding the meeting of stockholders of the Company provided for in Section 7.02 (the "Election Deadline"), an Election Form properly completed. An election by a holder of shares of Company Common Stock shall be validly made only if the Exchange Agent shall have received an Election Form properly completed and executed (with the signature or signatures thereon guaranteed if required by the Election Form) by such holder of shares of Company Common Stock. Parent shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.

                  (ii) Two or more holders of shares of Company Common Stock who are determined to constructively own such shares owned by each other by virtue of Section 318(a) of the Code and who so certify to Parent's satisfaction, and any single holder of shares of Company Common Stock who holds such shares in two or more different names and who so certifies to Parent's satisfaction, may submit a joint Election Form covering the aggregate shares of Company Common Stock owned by all such holders or by such single holder, as the case may be. For all purposes of this Agreement, each such group of holders which, and each such single holder who, submits a joint Election Form shall be treated as a single holder of shares of Company Common Stock.

                  (iii) Record holders of shares of Company Common Stock who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that at the request of Parent, such record holder shall certify to the satisfaction of Parent that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which an Election Form is submitted will be treated as a separate holder of shares of Company Common Stock subject, however, to the immediately preceding paragraph (ii) dealing with joint Election Forms.

                  (iv) Any holder of shares of Company Common Stock who has made an election by submitting an Election Form to the Exchange Agent may at any time prior to the Election Deadline change such holder's election by submitting a revised Election Form, properly completed and signed, that is received by the Exchange Agent prior to the Election Deadline. Any holder of shares of Company Common Stock may at any time prior to the Election Deadline revoke such holder's election by written notice to the Exchange Agent received at any time prior to the Election Deadline.

                  (b) As soon as practicable after the Election Deadline (the "Allocation Date"), the Exchange Agent shall effectuate the allocation among holders of shares of Company Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger in accordance with the terms of this Section 3.03(b). As is more fully set forth above, the number of shares of Company Common Stock to be converted in the Merger into the right to receive cash may not exceed a number of shares of Company Common Stock which, together with shares of Company Common Stock owned by Parent and Dissenting Shares, exceeds 50.1% of the outstanding shares of Company Common Stock. The number of shares of Company Common Stock to be converted in the Merger into the Stock Consideration shall not exceed 49.9% of the total number of outstanding shares of Company Common Stock. The Exchange Agent shall determine the percentages of the Cash Election Shares, the Stock Election Shares and the No Election Shares.

                  (c) No certificates or scrip for fractional shares of Parent Common Stock will be issued, no Parent stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of or as a stockholder of Parent. In lieu of such fractional shares, any holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (or any other person who is the record holder of certificates for shares of Parent Common Stock into which such shares of Company Common Stock have been converted) will, upon surrender of his certificate or certificates, be paid the cash value of such fraction (without interest and rounded to the nearest cent), which shall be equal to the fraction multiplied by the Average Parent Common Stock Price, which shall be deemed to represent the market value of a full share of Parent Common Stock.

         Section 5. Clause (a) of Section 3.04 of the Agreement shall be amended and restated in its entirety as follows:

                  (a) At or immediately prior to the Effective Time, each employee stock option or director stock option to purchase shares of Company Common Stock outstanding under any Company stock option plans, whether or not vested or exercisable (each, a "Company Option") shall, by virtue of the Merger and without any further action on the part of any holder thereof, be assumed by Parent and deemed to constitute an option (each, a "Parent Option") to acquire, on the same terms and conditions as were applicable under such

         Company Option (subject to Section 3.04(b)), the same number of shares of Parent Common Stock as the holder of such Company Option would have been entitled to receive pursuant to Section 3.02(c) of this Agreement had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded to the nearest whole number) and received only Stock Consideration in the Merger, at a price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price for the share of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (y) the number of whole shares of Parent Common Stock purchasable pursuant to the Parent Option in accordance with the foregoing. The other terms of each such Company Option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

         Section 6. The introduction of Section 7.01 of the Agreement shall be amended and restated in its entirety as follows (with clauses (a) through (i) remaining unchanged):

                  From the date hereof until the Effective Time, except as contemplated in this Agreement, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, except as set forth in Schedule 7.01, from the date hereof until the Effective Time and unless consented to in writing by Parent, the Company will not and will cause its Subsidiaries not to:

         Section 7. Section 7.02 of the Agreement shall be amended and restated in its entirety as follows:

                  Section 7.02. Stockholder Meeting. The Company shall cause a meeting of its stockholders (the "Company Stockholder Meeting") to be duly called and held, as soon as reasonably practicable following the date hereof, for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.04, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders and shall not withdraw such recommendation.

         Section 8. In the first proviso of Section 7.04 of the Agreement, the words "PROVIDED, however, that, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer representing together with shares of Company Common Stock already owned by Parent at least 50.1% of the shares of Company Common Stock outstanding" shall be deleted and replaced with "PROVIDED, however, that, prior to the Effective Time", and the remainder of such section shall be unchanged.

         Section 9. Section 10.01(b) of the Agreement shall be amended and restated in its entirety as follows:

                  (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

         Section 10. Section 10.02 of the Agreement shall be amended and restated in its entirety as follows:

                  Section 10.02. Conditions to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following further condition:

                  (a) except as affected by actions specifically permitted by this Agreement, the representations and warranties of Parent contained in this Agreement (x) that are qualified by materiality or Parent Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date), and (y) that are not qualified by materiality or Parent Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall be true in all material respects as of such specified date); and

                  (b) Parent shall have performed and complied with each agreement and covenant required by this Agreement to be performed or complied with by it with such exceptions as would not in the aggregate have a Parent Material Adverse Effect.

         Section 11. Inserted in the Agreement is a new Section 10.03 which states as follows:

                  Section 10.03. Conditions to the Obligations of Parent and Merger Co. The obligations of Parent and Merger Co. to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) there shall not have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any court of competent jurisdiction or other competent governmental or regulatory authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Merger Co.'s ownership or operation (or that of any of their respective subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of all such entities taken as a whole, or compels Parent or Merger Co. (or their respective subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of all such entities taken as a whole, (2) imposes material limitations on the ability of Merger Co. or Parent (or any of their respective subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and the Subsidiaries taken as a whole, or (3) otherwise materially adversely affects the Company and the Subsidiaries taken as a whole; PROVIDED, however, that actions or inactions agreed to be taken or not taken by Parent and Merger Co. in this Agreement (including, without limitation, the agreements in Section 9.02 of this Agreement) shall not be deemed to be a satisfaction of the conditions set forth in this clause (a);

                  (b) there shall not be in place (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of 24 hours (excluding suspensions of limitations resulting solely from physical damage or interference with such exchange not related to market conditions or suspensions or limitations triggered by price fluctuations on a trading day), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation (whether or not mandatory) by any United States governmental or regulatory authority on the extension of credit by banks or other financial institutions, or (4) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof;

                  (c) except as affected by actions specifically permitted by this Agreement, the representations and warranties of the Company contained in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Effective Time as if made at and as of such time (except in respect of representations made as of a specified date which shall be required to be true as of such specified date), and (y) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Effective Time as if made at and as of such time (except in respect of representations and warranties made as of a specific date which shall be true in all material respects as of such specified date); and

                  (d) the Company shall have performed and complied with each agreement and covenant required by this Agreement to be performed or complied with by it with such exceptions as would not in the aggregate have a Material Adverse Effect.

                                                                       EXHIBIT A

                         [Form of Affiliate's Agreement]

                                     [Date]

Tyson Foods, Inc.
2210 West Oaklawn Drive
Springdale, Arkansas 72762

Ladies and Gentlemen:

                  I have been advised that as of the date hereof I may be deemed to be an "affiliate" of IBP, inc., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

                  Pursuant to the terms of the Agreement and Plan of Merger dated as of January __, 2001 (the "Merger Agreement"), among , Tyson Foods, Inc. a Delaware corporation ("Parent"), Lasso Acquisition Corporation, a Delaware corporation ("Merger Co."), and the Company providing for the merger of the Company with and into Merger Co. (the "Merger"), and as a result of the Merger, I may receive shares of Parent's Class A Common Stock, par value $0.10 per share (the "Parent Securities"), in exchange for the shares of common stock, par value $0.05 per share, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

                  I represent and warrant to Parent that in such event:

                  A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

                  B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

                  C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of Parent Securities has not been registered under the Act, the Parent Securities must be held by me indefinitely unless (i) a distribution of Parent Securities by me has been registered under the Act, (ii) a sale of Parent Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Parent Securities by me.

                  D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

                  E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities, or any substitutions therefor, a legend stating in substance.

                  "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies."

                  F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

                  It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent to the effect that such legend is not required for purposes of the Act.

                                                 Very truly yours,



                                                 -------------------------------
                                                 Name:

Accepted this ____ day of
__________, ____, by:

TYSON FOODS, INC.



By____________________________
  Name:
  Title:

                                                                       EXHIBIT B


                                VOTING AGREEMENT

         In consideration of Tyson Foods, Inc., a Delaware corporation ("Parent"), and Lasso Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Co."), entering into on the date hereof an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with IBP, inc., a Delaware corporation (the "Company"), the undersigned holder (the "Stockholder") of shares of Schedule A Securities (as defined below) agrees with the Company as follows:

         1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the date of any substantive amendment to the Merger Agreement which has not been approved in writing by the Stockholder and (ii) the date of termination of the Merger Agreement, the Stockholder hereby agrees to vote all shares of Parent's Class B Common Stock owned by the Stockholder to approve the issuance of Parent's Class A Common Stock with respect to the Exchange Offer and the Merger at the Parent Stockholder Meeting (each as defined in the Merger Agreement), and at any adjournment thereof or pursuant to action by written consent, at or by which such action is submitted for the consideration and vote of the stockholders of Parent.

         2. The Stockholder hereby represents and warrants to the Company that as of the date hereof:

                  (a) The Stockholder (i) owns beneficially all of the shares of Parent's Class B Common Stock set forth opposite its name in Schedule A hereto (the "Schedule A Securities"), and no other shares of Parent's Class B Common Stock, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

                  (b) This Voting Agreement is the valid and binding agreement of the Stockholder.

                  (c) No investment banker, broker or finder is entitled to a commission or fee from the Stockholder or Parent in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

         3. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

         4. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

         5. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

         6. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         7. The Stockholder will, upon request, execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete and effectuate the covenants contained herein.

         8. This Agreement shall terminate upon the termination of the Agreement Period.

         9. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a "Transfer") of any Schedule A Securities (whether to an affiliate or otherwise) during the Agreement Period, such Stockholder shall require the transferee of such Schedule A Securities to execute and deliver to the Company a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer. The Company understands and acknowledges that, subject to the preceding sentence, the Stockholder is free to Transfer any Schedule A Securities at such times and in such manner as it deems appropriate.

         10. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         11. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         If to the Company, to:

         Robert L. Peterson, Chairman of the Board
         and Chief Executive Officer,
         and JoAnn R. Smith, Chairperson of the Special Committee,
         c/o IBP, inc.
         800 Stevens Port Drive
         Dakota Dunes, South Dakota  57049
         Telecopy: (605) 235-2427


         with a copy to:

         Sheila B. Hagen, Esq.
         c/o IBP, inc.
         800 Stevens Port Drive
         Dakota Dunes, South Dakota  57049
         Telecopy: (605) 235-2427

         and with an additional copy to:

         Richard D. Katcher, Esq.
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York  10019
         Telecopy: (212) 403-2222

         If to the Stockholder:

         Don Tyson
         Tyson Limited Partnership
         2210 West Oaklawn Drive
         Springdale, AR 72762-6999
         (501) 290-4028

         with a copy to:

         Les Baledge, Esq.
         Tyson Foods, Inc.
         2210 West Oaklawn Drive
         Springdale, AR 72762-6999
         (501) 290-4028


or such other address or telecopy or telephone number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the [______] day of January, 2001.

                                  IBP, inc.

                                  By:
                                     ----------------------------
                                  Name:
                                  Title:


                                  TYSON LIMITED PARTNERSHIP
                                  By:
                                      ---------------------------
                                  Name: Don Tyson
                                  Title: Managing General Partner

                                   SCHEDULE A

                                                      SHARES OF TYSON
STOCKHOLDER                                           CLASS B COMMON STOCK

Tyson Limited Partnership                             102,598,560